Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

Evonik Degussa Corporation

as Purchaser,

SurModics Pharmaceuticals, Inc.

as Seller,

and

SurModics, Inc.

as Stockholder

DATED NOVEMBER 1, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
Schedule 2.1(e)	—	Included Contracts
Schedule 2.1(h)	—	Know-how
Schedule 2.2(g)	—	Excluded Contracts
Schedule 2.2(i)	—	Excluded Assets
Schedule 2.6(c)	—	Value of Contracts

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibits C1 – C3	—	IP Assignments
Exhibit D	—	Business Field License Agreement
Exhibit E	—	Escrow Agreement
Exhibit F	—	Transition Services Agreement
Exhibit G	—	Supply Agreement

-v-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of November 1, 2011, by and among Evonik Degussa Corporation, an Alabama corporation (the “Purchaser”), SurModics Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and SurModics, Inc., a Minnesota corporation (the “Stockholder”).

WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, either directly or through one or more of its Affiliates, substantially all of the assets of the Seller, and the Purchaser has agreed to assume, either directly or through one or more of its Affiliates, the Assumed Liabilities in accordance with the provisions of this Agreement. The Stockholder owns all of the issued and outstanding capital stock of the Seller.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alkermes Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 5, 2004 by and between Alkermes Controlled Therapeutics Inc. II and SRI, as amended.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, the Business Field License Agreement, the Escrow Agreement, the Transition Services Agreement and the Supply Agreement.

“Brookwood Purchase Agreement” means the Stock Purchase Agreement, dated as of July 31, 2007 by and between the Stockholder and SRI.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of New York are closed either under applicable Law or action of any Governmental Authority.

“Cash Neutral Payments” means any payments that are required to be made to the Stockholder pursuant to Section 8.17(b), but in each case only if the amount of any such payment does not exceed the Net Revenues received by the Purchaser or its Affiliates in connection with the events, circumstances, or conditions giving rise to the requirement for such payment. For purposes of this definition of Cash Neutral Payments, Net Revenues means the cash revenues received by the Purchaser or its Affiliates in respect of the events, circumstances or conditions giving rise to the requirements for such payment, less the sum of all costs and expenses associated with such revenues.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Current Good Manufacturing Practices” means the current Good Manufacturing Practices pursuant to the U.S. Food, Drug and Cosmetic Act and any U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 210 and 211) and other regulations, policies, or guidelines, as applicable to the manufacture, labeling, packaging, handling, storage, supply and transport of the Seller’s polymer products.

“Drug Delivery Products” means any product whose sole design and function is to provide for the controlled release of one or more bioactive agents, where such product, in its final dosage form, (a) contains one or more biodegradable polymers, and (b) is formulated as an injectable (administered via a syringe or infusion) (i) Multiparticulate Drug Delivery System, (ii) preformed macroscopic implant, or (iii) gel-based or in situ forming depot formulation drug delivery system. For the avoidance of doubt, Drug Delivery Products shall not include any product for use with any device or system that performs a function other than just to provide for the controlled release of one or more bioactive agents, including without limitation, a drug eluting balloon.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species. All references in this definition to hazardous substances or hazardous waste shall include, without limitation, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Intellectual Property” means any trademark, trademark application, trademark registration, service mark, service mark application, service mark registration, trade name, trade dress, common law trademark, common law service mark, other source indicator, goodwill, patent, patent application (including any pending or future continuation application, continuation-in-part application, divisional application, international or foreign counterpart application, re-examination application or reissue application), copyright, copyright application, copyright registration, moral right, design, logo, formula, invention (whether or not patentable or reduced to practice), invention record, idea, concept, domain name, website, trade secret, Know-how, confidential information or mask work.

“Intercompany Services” means services provided or received by the Stockholder or an Affiliate of the Stockholder (other than the Seller) to or from the Seller that are consistent with the types of services or functions customarily provided or received among a company and its Affiliates, including human resources, Tax, accounting, legal, risk management and similar administrative services or functions and supplies.

“Internally Used Shrinkwrap Software” means commercially available off-the-shelf software licensed to the Seller on a non-exclusive basis, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Know-how” means proprietary technical or marketing data, formulae, formulations, characterization methods, characterization results, standards, specifications, processes, methods, techniques, materials, information, knowledge, assistance, trade practices and improvements thereto.

“Knowledge”: (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter after reasonable investigation; and (b) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving as a director or executive officer of that entity (or in similar capacity) has Knowledge of the fact or matter if the individual is actually aware of the fact or matter after reasonable investigation.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person; provided, however, that “Loss” does not include any consequential, incidental, indirect, special, exemplary, or punitive damages, diminution of value, or any loss calculated as a multiple of income or revenue.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations of the Seller taken as a whole or (b) the ability of the Seller or the Stockholder to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (i) the reaction (including subsequent actions) of any Person not a party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (ii) changes in economic conditions in the United States generally or in the industry of the Seller or the Stockholder generally; (iii) any national or international political event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) changes in any financial, banking or securities market (including any disruption thereof or any decline in the price of any security or any market index); (v) compliance with any term of, or the taking of any action required by, this Agreement; or (vi) any adverse event or condition regarding the business of the Seller that is, in all material respects, cured or otherwise mitigated before the Closing Date, so long as, with respect to the events, occurrences or circumstances set forth in the foregoing items (ii), (iii) or (iv), there is a not a materially disproportionate effect on the Seller or the Stockholder when compared to similar situated businesses in the industry.

“Multiparticulate Drug Delivery System” means any drug delivery system consisting of either microparticles, nanoparticles, nanostructured lipid carriers, liposomes, micelles, emulsions or suspensions.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Owned Real Property” means all of Seller’s right, title and interest in and to, the following property (collectively, the “Owned Real Property”):

(a) The real property located at 750 Lakeshore Parkway, Birmingham, AL 35211 and 756 Tom Martin Drive, Birmingham, AL 35211 all as more particularly described on Section 3.12(a) of the Seller Disclosure Schedule (the “Land”).

(b) The Improvements.

(c) Any and all rights and easements appurtenant to the Land and the Improvements including, without limitation, all permits, approvals, licenses, signage rights, access rights, rights of way, roadways, streets, sidewalks, utilities and sewers located on or about the Land and used in connection therewith.

(d) (i) The land lying in the bed of any street or highway in front of or adjoining the Land and all other appurtenances to the Land and the Improvements, and all right, title and interest of Seller in, to and under any award to be made in lieu thereof, (ii) any unpaid award for damages to the Land and the Improvements by reason of change of grade of any street, (iii) all water, ditch, reservoir and well rights, interests and priorities, decreed or undecreed, tributary and non-tributary, customarily used with or upon the Owned Real or appurtenant thereto, (iv) any mineral rights affecting the Owned Real Property and (v) any development rights affecting the Owned Real Property.

(e) All fixtures, equipment, furnishings, furniture, machinery, supplies and other personal property of every nature and description attached to or pertaining to or otherwise used in connection with the Land and/or Improvements (collectively, the “Personal Property”).

(f) The Leases and any prepaid rents and security deposits held by Seller or its agents in connection with the Leases.

(g) (i) All plans and specifications and as built drawings pertaining to the Land and the Improvements, (ii) all scale models, utility contracts and deposits pertaining to the Land and the Improvements, (iii) all books and records of Seller pertaining to the Land and the Improvements, and (iv) all warranties, guaranties, licenses, permits, operation and maintenance manuals and job site records relating to the Land, the Improvements and the Personal Property.

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the Seller’s business or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet, (c) those Encumbrances listed in Section 3.12(c) of the Seller Disclosure Schedule attached hereto, and (d) a pledge or deposit to secure any obligation under any workers or unemployment compensation law or similar legislation or to secure any public or statutory obligation.

“Permitted Investments” means (a) owning a minority equity investment in OctoPlus N.V., Aeon Biosciences, Inc. or Sinexus, Inc., so long as the Stockholder’s or its Affiliates’ percentage ownership or level of control (whether through board representation, officer delegates, veto rights or otherwise) in such entities as of the date of this Agreement is not increased, (b) owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market; or (c) an acquisition of any of a Person’s assets or equity interests (such Person or businesses so acquired being the “Permitted Acquired Business”) if the portion of the Permitted Acquired Business that is engaged in the Restricted Business accounted for less than 10% of the total revenue of such Permitted Acquired Business during the most recently completed fiscal year of such Permitted Acquired Business preceding the date of such acquisition, so long as the Restricted Business in which such Person is engaged is divested completely to a third party within 12 months of such acquisition; provided, that, in each of (a) and (c) above, neither Seller nor Stockholder shall disclose, and Seller and Stockholder shall cause each of their respective Restricted Persons to not disclose, any Confidential Information or Know-how concerning the Seller’s business to OctoPlus N.V., Aeon Biosciences, Inc., Sinexus, Inc. or any Person in which Seller, Stockholder or any of its Affiliates invests pursuant to (c) above.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“PR Purchase Agreement” means the Asset Purchase Agreement, dated as of November 4, 2008, between PR Pharmaceuticals, Inc. and Brookwood Pharmaceuticals, Inc.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, but excluding any of the foregoing relating to prosecution or filings in the ordinary course of business related to uncontested Intellectual Property or uncontested workers’ compensation claims.

“Restricted Business” means the business of developing, manufacturing and selling Drug Delivery Products and stand-alone Restricted Polymer Products, each for the biotechnology and pharmaceutical industries.

“Restricted Polymer Products” means the polymers covered by any claim of the Alkermes Patent or the Alkermes Know-How (each, as defined in the Alkermes Purchase Agreement).

“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not such plan is covered by ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, employment, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, medical, dental, vision, employee assistance, life insurance, post-retirement medical or life insurance, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, (whether, with respect to any of the above, written or unwritten, qualified or non-qualified, funded or unfunded), maintained or contributed to by the Seller or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Seller or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability.

“SRI Awards Policies” means Southern Research Institute Intellectual Property Awards Policies attached as Exhibit C to the Brookwood Purchase Agreement.

“SRI” means Southern Research Institute, an Alabama non-profit corporation.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accounting Firm	2.6(a)(ii)
Acquired IP	3.13(j)
Agreement	Preamble
Assignment and Assumption Agreement	2.9(a)(ii)
Assumed Liabilities	2.3
Balance Sheet	3.5(a)(i)
Bill of Sale	2.9(a)(i)
Business Field License Agreement	2.9(a)(viii)
City	2.4(a)
Claim Notice	9.3(a)
Closing	2.8
Closing Date	2.8

Closing Date Inventory	2.6(a)(i)(B)
Closing Date Inventory Statement	2.6(a)(iii)
Compass Bank Lease	2.9(a)(xiv)
COBRA	3.16(c)
Confidential Information	8.3(b)
Confidentiality Agreement	8.3(a)
Controlling Party	9.4(c)
County	2.4(a)
Escrow Agent	2.9(a)(x)
Escrow Agreement	2.9(a)(x)
Escrow Amount	2.9(b)(viii)
Escrow Fund	2.11
Excluded Assets	2.2
Existing Customer Programs	3.13(j)
FDA	2.1(d)
Financial Statements	3.5(a)
Hire Date	8.15(a)
Hired Employees	8.15(a)
Included Contracts	2.1(e)
Improvements	3.12(i)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Initial Purchase Price	2.5
Interim Balance Sheet	3.5(a)(ii)
Inventory	2.6(a)(i)(C)
Inventory Shortfall	2.6(a)(i)(A)
IP Assignments	2.9(a)(iii)
Land	1.1 (in Definition of Owned Real Property)
Leases	3.12(b)
MAFs	2.1(d)
Maximum Revenue Sharing Percentage	3.13(j)
Multiemployer Plan	3.16(c)
Noncontrolling Party	9.4(c)
Notice of Disagreement	2.6(a)(iii)
Objection Notice	9.3(b)(ii)
Owned Intellectual Property	3.13(a)
Patent Award Program	2.3(b)(i)
Pension Plan	3.16(b)
Permitted Acquired Business	1.1 (in Definition of Permitted Investment)
Personal Property	1.1 (in Definition of Owned Real Property)
Purchase Price	2.6(c)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(h)
Purchaser	Preamble
Purchaser Indemnified Parties	9.1
Qualified Plan	3.16(b)
Real Property Laws	3.12(i)
Real Property Permits	3.12(j)

Restricted Period	8.7(a)
Restricted Persons	8.3(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Retained IP	3.13(a)
SRI License Agreement	3.14(f)
State	2.4(a)
Stockholder	Preamble
Stockholder Group	8.6
Special Claim	9.4(b)
Supply Agreement	2.9(a)(xx)
Supply Contracts	5.2(b)(i)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13(c)
Title Company	6.1(g)
Title IV Plan	3.16(c)
TMD Owned Real Property	2.6(b)
Transfer Taxes	8.1(a)
Transition Services Agreement	2.9(a)(ix)
Type IV DMF/VMFs	2.1(d)
UAB Agreement	3.14(f)

Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2

THE TRANSACTION

Section 2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Seller or the Stockholder (in the case of Section 2.1(e)) will sell, convey, assign, transfer and deliver to the Purchaser or to such Affiliate of Purchaser as Purchaser shall designate in writing, and the Purchaser will or will cause one or more of its Affiliates to purchase and acquire from the Seller or the Stockholder (in the case of Section 2.1(e)), free and clear of all Encumbrances other than Permitted Encumbrances, all of the Seller’s right, title and interest in and to all of the Seller’s properties and assets of every kind and description relating to the Seller’s business, whether real, personal or mixed, tangible or intangible, and wherever located (collectively, the “Purchased Assets”), including the following:

(a) all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods and including such materials and supplies that have invoiced by suppliers to the Seller;

(b) all tangible and intangible rights, including Intellectual Property rights, in and to all equipment used and products sold or leased as part of the full catalogue of the Seller’s business (including products hereafter sold, returned or repossessed and all rights of rescission, replevin, reclamation and rights to stoppage in transit);

(c) all tangible and intangible rights, including Intellectual Property rights, in and to products under research and development prior to the Closing;

(d) all rights in any and all (x) master files that may be used to provide confidential information to the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies about facilities, processes or articles used in the manufacture, processing, packaging and storage of one or more excipients used in the manufacture of human or veterinary drugs (“Type IV DMF/VMFs”) and (y) submissions that may be used to provide confidential information to the FDA or other regulatory agencies about establishments, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more components used in the manufacture of medical devices (“MAFs”), including, without limitation, all applications for Type IV DMF/VMFs, MAFs, site master files and other material master files;

(e) all rights under all the Contracts set forth on Schedule 2.1(e) and any Contracts that are entered into by the Seller after the date of this Agreement in accordance with Section 5.2 (collectively, the “Included Contracts”);

(f) all machinery, equipment, spare parts, furniture, furnishings, computer hardware, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof;

(g) the Owned Real Property;

(h) all Intellectual Property used in or associated with the Seller’s business or the Purchased Assets, including all Intellectual Property identified on Section 3.13(b) of the Seller Disclosure Schedule, and including all Know-how described on Schedule 2.1(h) (collectively, the “Purchased Intellectual Property”);

(i) all customer lists, price lists, payment and other commercial terms associated with the Seller’s business; lists of distributors and terms of distributors relating to the sale of the Seller’s products and services; and all customer lists of such distributors (to the extent in the Seller’s possession or control);

(j) all Governmental Authorizations, including those set forth on Section 3.18(a) of the Seller Disclosure Schedule and Section 3.19(b) of the Seller Disclosure Schedule, and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser;

(k) all books, records, files, studies, manuals, reports and other materials (in any form or medium), including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records, litigation files, personnel and employee benefits records to the extent transferable under applicable Law, employee illness and injury reports, employee medical records and exposure records, and copies of all other personnel records described in Section 2.2(c) to the extent the Seller is legally permitted to provide copies of such records to the Purchaser;

(l) all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Purchased Assets;

(m) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Seller’s business or any of the Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with or relating to its business or any of the Purchased Assets or Assumed Liabilities; and

(n) all rights relating to deposits and prepaid expenses, claims for refunds and rights of offset that are not excluded under Section 2.2(g).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Seller as of the Closing:

(a) all cash or cash equivalents of the Seller and all checks payable to the Seller not deposited as of the Closing Date;

(b) any bank or brokerage accounts of the Seller;

(c) original copies of all minute books, records, stock ledgers, Tax records and other materials that the Seller is required by Law to retain;

(d) all notes and accounts receivable, including all trade accounts receivable as of the Closing Date, as set forth on a balance sheet, dated as of the Closing Date, that is consistent with the books and records of the Seller and that has been prepared in accordance with the Interim Balance Sheet;

(e) the shares of the capital stock of the Seller held in treasury;

(f) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof other than as described in [Section 2.1(l)];

(g) all rights under all Contracts that are not Included Contracts, including those Contracts set forth on Schedule 2.2(g);

(h) all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing;

(i) the assets, properties and rights specifically set forth on Schedule 2.2(i), including without limitation, the Seller Retained IP set forth on Section 3.13(a)(ii) of the Seller Disclosure Schedule;

(j) ownership and other rights with respect to any Seller Plan;

(k) all of Seller’s interest in any securities and investments, including the Seller’s equity in Aeon Bioscience and any Contracts related thereto; and

(l) all rights of the Seller under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement.

Section 2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay, perform and discharge when due only the following Liabilities of the Seller or the Stockholder, as the case may be (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Seller arising after the Closing under the Included Contracts (i) as of the date of this Agreement or (ii) that are entered into by the Seller after the date of this Agreement in accordance with Section 5.2 (except, in each case, for any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (B) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure); and

(b) all Liabilities of the Stockholder or the Seller, arising out of or relating to:

(i) Section B.4 of the Patent Award Program for SurModics, Inc. (the “Patent Award Program”) for the payment of any commercial award for demonstrated commercial success of any patent invention related to the Owned Intellectual Property under the Patent Award Program occurring after the Closing, but only to the extent of the amounts and upon the conditions set forth in Sections 3.13(b)(i) and 3.13(k) of the Seller Disclosure Schedule;

(ii) Section 3.2(c) of the PR Purchase Agreement; and

(iii) Section 3.2(d) of the PR Purchase Agreement.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser or any of its Affiliates or representatives, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume and that the Seller and Stockholder will remain bound by and liable for, and will pay, perform and discharge when due:

(a) all Liabilities arising out of or relating to any Excluded Asset, including, without limitation, all liabilities arising under (i) the Brookwood Purchase Agreement including, without limitation, all liabilities of any party under such contract, (ii) the PR Purchase Agreement, including, without limitation, all liabilities of any party under such contract (other than the Assumed Liabilities under Sections 2.3(b)(ii) and 2.3(b)(iii)), and (iii) the Project Agreement, dated as of April 30, 2008, among the State of Alabama, Jefferson County, Alabama (the “State”), the City of Birmingham, Alabama (the “City”), Jefferson County, Alabama (the “County”) and Brookwood Pharmaceuticals, Inc., including the potential repayment obligation in respect of subsidies received from the State, the City and the County in respect of “Project Traveler”;

(b) all Liabilities arising out of or relating to Purchased Intellectual Property prior to the Closing Date, including the claims of Gilley and Blatter existing as of the Closing Date;

(c) all Liabilities under any Contract that is not an Included Contract, including any Liability arising out of or relating to the Seller’s credit facilities or any security interest related thereto;

(d) all Liabilities under any Included Contract that arise after the Closing but that arise out of or relate to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure;

(e) all accounts payable;

(f) all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Seller prior to the Closing;

(g) all Liabilities arising out of or relating to Indebtedness incurred by the Seller;

(h) all Liabilities for Taxes arising as a result of the operation of the Seller’s business or ownership of the Purchased Assets prior to the Closing, including, except as otherwise provided in Section 8.1, any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(i) all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the Owned Real Property or the operation of the Seller’s business or the Seller’s leasing, ownership or operation of real property prior to the Closing Date;

(j) all Liabilities arising under claims by employees or former employees of the Seller or the Stockholder related to their employment with the Seller, including such claims for compensation, benefits (including workers’ compensation and unemployment benefits), termination of their employment, severance payments, bonus retention payments, or lack or delay of any notice relating to their employment;

(k) all Liabilities arising under or in connection with any Seller Plan, or any termination, amendment or other acts or omissions in connection with any Seller Plan;

(l) all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller;

(m) all Liabilities arising from any failure to comply with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement (whether compliance would have been required by the Seller, the Purchaser or both, by applicable Law);

(n) all Liabilities arising under the WARN Act in connection with this Agreement or the transactions contemplated by this Agreement or actions taken by the Seller prior to the Closing Date (but only if the Purchaser complies with its covenant in Section 8.15(a) to offer employment to all employees employed by the Seller as of immediately prior to the Closing Date);

(o) all Liabilities arising out of or resulting from the Seller’s compliance or non-compliance with any Law or Judgment prior to the Closing Date;

(p) all Liabilities arising out of or relating to any complaint, charge, grievance or claim made or filed by any employee or former employee of the Seller against the Seller or the Stockholder in connection with any act or omission of the Seller or the Stockholder, whether or not the affected employee is hired by the Purchaser;

(q) all Liabilities of the Seller to the Stockholder or any other Affiliate of the Seller;

(r) all Liabilities to distribute to the Stockholder or otherwise apply all or any part of the consideration received under this Agreement;

(s) all Liabilities arising out of any Proceeding pending against the Seller or the Purchased Assets as of the Closing, whether or not set forth in the Seller Disclosure Schedule;

(t) all Liabilities arising out of any Intellectual Property-related or other claims commenced after the Closing and arising out of or relating to either any services provided by the Seller before the Closing or the sale before the Closing of any product manufactured, sold or delivered by the Seller;

(u) all Liabilities relating to any negotiations, agreements or other transactions, if any, by the Seller or Stockholder with any third party that relate to the acquisition of the Seller or Stockholder or any of the assets of the Seller or Stockholder or any termination of related negotiations or arrangements;

(v) all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller or Stockholder;

(w) all Liabilities of the Seller and Stockholder arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including the Seller and the Stockholder’s respective disclosures to or negotiations with creditors or stockholders, solicitations of proxies or written consents from any Persons, or other legal obligations of the Seller and Stockholder; and

(x) all other Liabilities arising out of the operation of the Seller’s business or otherwise prior to the completion of the Closing, or based upon the Seller’s acts or omissions occurring after the Closing.

Section 2.5 Consideration. The consideration for the Purchased Assets consists of (a) the payment at the Closing of $30,000,000 (the “Initial Purchase Price”), subject to adjustment in accordance with Section 2.6, and (b) the assumption of the Assumed Liabilities.

Section 2.6 Adjustments to Initial Purchase Price.

(a) The Initial Purchase Price shall be adjusted after the Closing by deducting the Inventory Shortfall, if any, plus interest thereon, as described further in this Section 2.6(a). No adjustment to the Initial Purchase Price will be made if the amount of the Closing Date Inventory is $700,000 or greater.

(i) As used herein, the following terms shall have the definitions set forth below:

(A) The term “Inventory Shortfall” shall mean the amount, if any, by which the Closing Date Inventory, as finally determined pursuant to Section 2.6(a)(iii) below, is less than $700,000.

(B) The term “Closing Date Inventory” shall mean the net book value of the Inventory of the Seller as of the Closing Date. The net book value shall be determined in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement.

(C) The term “Inventory” shall mean the raw materials, spare parts, works-in-progress and finished goods in respect of the manufacture or production of any products that the Seller developed, manufactured, produced, marketed, sold, distributed or provided during the last 12 months ending on the Closing Date, including, without limitation, the Seller’s polymers and polymer-based products, drug and drug delivery products, biomaterials, and clinical trial materials; provided, that such inventory shall not be older than the shelf life of such inventory as determined by the supplier of such inventory; provided further, that the term shall exclude any such inventory that is non-saleable, defective, damaged, not in accordance with specifications, obsolete or past its expiration for use.

(ii) Within three (3) Business Days after the Closing Date, representatives of Purchaser, Seller and the Birmingham, Alabama office of Pricewaterhouse Coopers LLP (the “Accounting Firm”) shall do a physical count of all of the Inventory of the Seller located at Seller’s facilities at 756 Tom Martin Drive, Birmingham, Alabama 35211 in order to check the levels of Inventory as of the Closing Date.

(iii) Within five (5) Business Days of the completion of the Inventory check described in Section 2.6(a)(ii), Purchaser shall prepare and deliver to Seller an unaudited statement of the Closing Date Inventory (the “Closing Date Inventory Statement”). The Closing Date Inventory Statement and calculation of the Closing Date Inventory shall be prepared in accordance with GAAP in a manner consistent with the methods and practiced used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement. The Closing Date Inventory Statement and calculation of the Closing Date Inventory shall become final and binding upon the parties on the earlier of (A) the date Seller notifies Purchaser of its acceptance of the Closing Date Inventory Statement and calculation of the Closing Date Inventory , or (B) the tenth (10th) calendar day following Seller’s receipt of the Closing Date Inventory Statement, unless Seller notifies Purchaser in writing prior to such date of its disagreement with the Closing Date Inventory Statement or the calculation of the Closing Date Inventory (a “Notice of Disagreement”). For purposes of this Section 2.6(a)(iii), the Seller may only deliver a Notice of Disagreement on the basis that the Purchaser’s calculation of the Closing Date Inventory was not in accordance with GAAP applied in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement, or that such calculation contains mathematical errors on its face. Any Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including, without limitation, Seller’s own calculation of Closing Date Inventory. If a Notice of Disagreement is received by Purchaser within ten (10) calendar days of Seller’s receipt of the Closing Date Inventory Statement, then (x) the Closing Date Inventory amount shall become final and binding only upon the earlier of (A) the date that Purchaser and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved through arbitration pursuant to Section 2.6(a)(iv), and (y) the final and binding Closing Date Inventory amount shall be deemed to be the amount and percentage agreed to by Purchaser and Seller, or the resolution as determined by arbitration, as the case may be.

(iv) If Seller and Purchaser are unable to resolve any such dispute within ten (10) calendar days after Purchaser’s receipt of the Notice of Disagreement, Seller and Purchaser shall promptly request the Accounting Firm to definitively resolve the dispute. The Accounting Firm shall make its determination with respect to such dispute within ten (10) calendar days of its receipt of such request or as soon as commercially practicable. The Accounting Firm shall act as an arbitrator and shall limit its review to the specific line items of Closing Date Inventory that are the subject of such dispute. The determination of the Accounting Firm shall be final and conclusive as between the parties, absent fraud or manifest error. The fees and expenses of the Accounting Firm will be shared equally by the Purchaser and the Seller.

(v) Within ten (10) calendar days after the Closing Date Inventory amount becomes final and binding pursuant to Section 2.6(a)(iv), if an Inventory Shortfall exists, Seller shall pay the amount of such Inventory Shortfall to Purchaser in immediately available funds plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days from the Closing Date through and including the date of such payment at the rate at which interest is accruing on the Escrow Amount for such period).

(b) This Section 2.6(b) shall be applicable only to the extent that the conditions to closing set forth in Sections 6.1(f), 6.1(g) and 6.1(i) are not satisfied at or before the Closing and the Purchaser waives any of such conditions in order to effect the Closing. In addition to any other adjustment to the Initial Purchase Price under Section 2.6, the Initial Purchase Price shall be adjusted after the Closing by deducting any Losses, up to an aggregate of $3,400,000 plus interest thereon, arising from (i) any defect in title to, or the existence of any Encumbrance (other than Permitted Encumbrances) on, the Owned Real Property, (ii) the Purchaser not receiving (A) the title insurance policies, together with endorsements thereon and the related affidavits, indemnities, instruments and forms to be delivered by Seller, as described in Sections 2.9(a)(xiii) and 6.1(f); and (B) the survey described in Section 6.1(g),(iii) correcting any deficiencies identified in such title insurance policies to the reasonable satisfaction of the Purchaser and (iv) any defect, restriction or limitation that adversely affects the ability of the Purchaser to use the Owned Real Property in the business of the Seller in the manner currently conducted by the Seller. Any claim by Purchaser under this Section 2.6(b) shall be made and administered in accordance with the procedures for indemnification claims under Section 9.3, provided that any claim under this Section 2.6(b) must be made within 45 days after the Closing Date. Within five Business Days following the final determination of any such Losses, Seller and Stockholder shall, jointly and severally, pay the amount of such Losses to Purchaser in immediately available funds plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days from the Closing Date through and including the date of such payment at the rate at which interest is accruing on the Escrow Amount for such period).

(c) In addition to any other adjustment to the Initial Purchase Price under Section 2.6, the Initial Purchase Price shall be adjusted in the event any of the Contracts set forth on Schedule 2.6(c) is not validly assigned to the Purchaser within 90 days after the Closing Date with the requisite consent of the counterparty to such Contract. In such event, the Initial Purchase Price shall be adjusted by deducting the value assigned to such Contract on Schedule 2.6(c) on the 91st day after the Closing Date (or if not a Business Day, the next Business Day following such 91st day). Seller and Stockholder shall pay, jointly and severally, to Purchaser the amount of the value assigned to all of the Contracts that are not so assigned in immediately available funds plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days from the Closing Date through and including the date of such payment at the rate at which interest is accruing on the Escrow Amount for such period). Notwithstanding anything to the contrary in this Agreement, the Purchaser’s receipt of payment under this Section 2.6(c), shall be the Purchaser’s sole remedy for the failure of any party to obtain any Consent or Governmental Authorization listed in Section 3.3(a)(i) of the Seller Disclosure Schedule.

(d) Any payment to the Purchaser pursuant to Section 2.6(a), Section 2.6(b), or Section 2.6(c) will first be satisfied by payment from the Escrow Fund. The Seller and the Stockholder will be jointly and severally liable for any amount by which any payment required under Section 2.6(a), Section 2.6(b), or Section 2.6(c) exceeds the then balance of the Escrow Fund, together with interest at the rate specified in Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable, from the Closing Date through and including the date of such payment, which payment will be effected by wire transfer of immediately available funds from the Seller and/or Stockholder to an account designated by the Purchaser.

(e) The purpose of this Section 2.6 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9. Any payment made pursuant to this Section 2.6 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason. The Initial Purchase Price as so adjusted is referred to in this Agreement as the “Purchase Price.”

Section 2.7 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated in accordance with a schedule to be mutually prepared by the Purchaser and the Seller in accordance with applicable Law. After the Closing, the parties will make consistent use of the allocation, fair market values and useful lives specified in such schedule for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within 90 days after the date the Purchase Price is determined, the Purchaser will prepare and deliver IRS Form 8594 to the Seller to be filed with the IRS. Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither the Purchaser, the Seller nor the Stockholder will contend or represent that such allocation is not a correct allocation.

Section 2.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on November 14, 2011, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such later date as soon as practicable, but in no event later than three Business Days after satisfaction or waiver of such conditions, or at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.9 Closing Deliveries.

(a) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i) a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii) an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii) assignments of all Purchased Intellectual Property in the forms of Exhibits C-1, C-2 and C-3 (collectively, the “IP Assignments”) executed by the Seller;

(iv) notification to the FDA and Purchaser of the transfer of ownership of the Type IV DMF/VMFs and MAFs to Purchaser in conformity with the requirements of the applicable guidelines for Type IV DMF/VMFs and MAFs as published by the FDA;

(v) for each parcel of Owned Real Property, a recordable warranty deed and such other appropriate document or instrument of transfer in accordance with local custom, each in form and substance reasonably satisfactory to the Purchaser and its counsel and executed by the Seller;

(vi) each title insurance policy described in Section 6.1(f) (Closing Conditions), together with the endorsements thereto specified in Section 6.1(f);

(vii) a License Agreement in the form of Exhibit D (the “Business Field License Agreement”) executed by the Seller and Stockholder;

(viii) an escrow agreement in the form of Exhibit E (the “Escrow Agreement”) executed by the Seller, the Stockholder and Wells Fargo Bank, N.A. (“Escrow Agent”);

(ix) a transition services agreement in the form of Exhibit F (the “Transition Services Agreement”) executed by the Seller and the Stockholder.

(x) a certificate, dated as of the Closing Date, executed by the Seller and by the Stockholder confirming the satisfaction of the conditions specified in Sections 6.1(a) and (b);

(xi) a certification executed by the Seller stating, under penalty of perjury, the Seller’s U.S. employer identification number and address and that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(xii) a properly completed Internal Revenue Service Form W-9 with respect to the Seller certifying that it is an exempt recipient with respect to any payments made under this Agreement;

(xiii) any and all affidavits, instruments or forms (y) which are customarily executed, acknowledged and delivered by parties to similar transactions in order to effectuate the transactions contemplated hereby and/or (z) which the Title Company shall reasonably require to omit from its title insurance policy all exceptions for mechanics liens, general exceptions for rights of tenants other than tenants under Leases of the Owned Real Property, judgments, bankruptcies or other returns against Seller and persons or entities whose names are the same as, or are similar to, Seller’s name;

(xiv) all Included Contracts, including an original copy of the Lease Agreement, dated as of April 16, 2010, between the Seller, as landlord, and Compass Bank, as tenant (the “Compass Bank Lease”) and original copies of all other Included Contracts to the extent in the Stockholder’s or the Seller’s possession, and a certificate, dated as of the Closing Date, executed by the Seller and Stockholder, that all Included Contracts for which original copies are not available are true and correct copies of the original copies of such Included Contracts;

(xv) a certificate of the secretary or assistant secretary of the Seller dated as of the Closing Date and attaching (A) the Seller’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Seller’s incorporation not more than five Business Days prior to the Closing Date; (B) the Seller’s bylaws and all amendments thereto; (C) a certificate of good standing of the Seller certified by the Secretary of State of the jurisdiction of the Seller’s incorporation and each other jurisdiction where the Seller is authorized to do business, each issued not more than five Business Days prior to the Closing Date; (D) all resolutions of the board of directors and the Stockholder of the Seller relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xvi) a certificate of the secretary or assistant secretary of the Stockholder dated as of the Closing Date and attaching (A) the Stockholder’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Stockholder’s incorporation not more than five Business Days prior to the Closing Date; (B) the Stockholder’s bylaws and all amendments thereto; (C) a certificate of good standing of the Stockholder certified by the Secretary of State of the jurisdiction of the Stockholder’s incorporation issued not more than five Business Days prior to the Closing Date; (D) all resolutions of the board of directors and the stockholders of the Stockholder relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Stockholder executing this Agreement or any other agreement contemplated by this Agreement;

(xvii) a schedule of the net book value of the Inventory of the Seller as of the Closing Date, prepared in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement;

(xviii) an unaudited balance sheet of the Seller as of the Closing Date, that is consistent with the books and records of the Seller and that has been prepared in accordance with the Interim Balance Sheet, and setting forth, among other items, all notes and accounts receivable, including all trade accounts receivable;

(xix) a detailed list of all notes and accounts receivable, including all trade accounts receivable, as of the Closing Date;

(xx) a supply agreement in the form of Exhibit G (the “Supply Agreement”) executed by the Stockholder;

(xxi) a receipt for the Initial Purchase Price in form reasonably satisfactory to the Purchaser; and

(xxii) such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b) At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i) the Initial Purchase Price minus the Escrow Amount, by wire transfer of immediately available funds to the account specified by the Stockholder;

(ii) the Bill of Sale and the IP Assignments, if any, that call for a signature by the Purchaser or any of its Affiliates which have been designated to receive Purchased Intellectual Property;

(iii) the Assignment and Assumption Agreement executed by the Purchaser;

(iv) letters of acceptance of the transfer of ownership of the Type IV DMF/VMFs and MAFs including any update of information contained in the Type IV DMF/VMFs and MAFs where appropriate in conformity with the requirements of the applicable guidelines published by the FDA;

(v) the Business Field License Agreement executed by the Purchaser;

(vi) the Transition Services Agreement executed by the Purchaser;

(vii) the Supply Agreement executed by the Purchaser;

(viii) a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b);

(ix) the sum of either (A) $3,435,000 if the conditions set forth in Sections 6.1(f), 6.1(g), and 6.1(i) are satisfied at or before the Closing or (B) $6,835,000 if any of the conditions set forth in Sections 6.1(f), 6.1(g), and 6.1(i) is not satisfied at or before the Closing and the Purchaser waives such condition (clause (A) or (B), as applicable, the “Escrow Amount”) to the Escrow Agent by wire transfer to an account specified by the Escrow Agent; and

(x) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.10 Consents.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Purchased Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset or (iii) would, upon transfer, in any way adversely affect the rights of the Purchaser under such Purchased Asset. If the sale, conveyance, assignment, transfer or delivery by the Seller to the Purchaser of any interest in, or assumption by the Purchaser of any Liability under, any Purchased Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such Consent being obtained. Without limiting Section 2.10(b), if any Included Contract may not be assigned to the Purchaser by reason of the absence of any such Consent, the Purchaser will not be required to assume any Assumed Liability arising under such Contract.

(b) If any Consent in respect of a Purchased Asset has not been obtained on or before the Closing Date, the Seller will continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Purchaser the benefits of any such Purchased Asset, including, to the extent permitted under any applicable Contract, subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Purchased Asset and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder (provided that Seller will not be required to make any payment or offer or grant any accommodation, financial or otherwise, to any third party to obtain any such approval, consent or waiver). Once a Consent for the sale, conveyance, assignment, assumption, transfer and delivery of a Purchased Asset is obtained, the Seller will promptly assign, transfer, convey and deliver such Purchased Asset to the Purchaser, and the Purchaser will assume the obligations under such Purchased Asset assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, which assignment and assumption agreement the parties will prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Purchased Asset will be effected in accordance with the terms of this Agreement.

(c) If any Governmental Authorization necessary to conduct the Seller’s business lawfully in the manner in which the Seller currently conducts its business and to own and use the Purchased Assets in the manner the Seller currently owns and uses such assets has not been transferred to the Purchaser (to the extent transferable) or obtained by the Purchaser on or before the Closing Date, the Seller will continue to use commercially reasonable efforts to transfer (to the extent transferable) such Governmental Authorization and/or assist the Purchaser to obtain such Governmental Authorization as promptly as practicable after the Closing until such time as such Governmental Authorization has been transferred (to the extent transferable) or obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Purchaser the benefits of any such Purchased Asset, including subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Purchased Asset and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder.

Section 2.11 Escrow Agent and Escrow Agreement. Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to applicable provisions thereof, the Escrow Agent will establish an escrow account to hold the Escrow Amount (the “Escrow Fund”) in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties which amount, plus any interest accrued thereon, will be payable to the Seller less (i) any amounts owed to the Purchaser with respect to any adjustments pursuant to Section 2.6 and (ii) any pending or paid indemnification claims asserted pursuant to Section 9.1(c)(i), in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER

The Seller and the Stockholder jointly and severally represent and warrant to the Purchaser that the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1 Organization and Good Standing. (a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Section 3.1(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the Seller’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the Seller’s current directors and officers. The Seller has made available to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Seller, as currently in effect, and the Seller is not in default under or in violation of any provision thereof.

(b) The Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Stockholder has made available to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Stockholder, as currently in effect, and the Stockholder is not in default under or in violation of any provision thereof.

Section 3.2 Authority and Enforceability.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Seller is a party will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except to the extent enforceability may be limited by any Enforcement Limitation.

(b) The Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Stockholder is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Stockholder. The Stockholder has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Stockholder will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Stockholder is a party will constitute, the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms except to the extent enforceability may be limited by any Enforcement Limitation.

Section 3.3 No Conflict. Except as set forth on Section 3.3(a)(i) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller or the Stockholder, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the charter or bylaws of the Seller or the Stockholder or any resolution adopted by the board of directors or Stockholder of the Seller or the board of directors or stockholders of the Stockholder, (ii) any Contract to which the Seller or the Stockholder is a party, by which the Seller, the Stockholder or any of their respective properties or assets (including the Purchased Assets) is bound or affected or pursuant to which the Seller or the Stockholder is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or the Stockholder or any of their respective businesses, properties or assets (including the Purchased Assets); or (b) require the Seller or the Stockholder to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4 Capitalization and Ownership.

(a) The authorized equity securities of the Seller consist of 1,000,000 shares of common stock, par value $.01, of which 800,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01, of which 1,000,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding. The Stockholder is and on the Closing Date will be the sole record holder and beneficial owner, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally), of all of the issued and outstanding equity securities of the Seller. There are no Contracts that bind the Seller or the Stockholder to vote, offer, purchase, issue, sell or transfer any securities of the Seller (including voting trusts, proxies, preemptive rights, rights of first refusal, co-sale rights or “bring-along” rights). None of the outstanding equity securities of the Seller was issued in violation of any Law. No holder of Indebtedness of the Seller has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Seller. No holder of Indebtedness of the Seller has any rights to vote for the election of directors of the Seller or to vote on any other matter.

(b) Except as set forth on Section 3.4(b) of the Seller Disclosure Schedule, the Seller does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments or securities of any Person. The Seller has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of its capital stock.

Section 3.5 Financial Statements.

(a) Attached as Section 3.5(a) of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i) audited consolidated balance sheets of the Stockholder as of September 30, 2008, 2009 and 2010 (the most recent of which, the “Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants;

(ii) unaudited balance sheets of the Seller as of September 30, 2008, 2009 and 2010 and the related unaudited statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case any notes thereto; and

(iii) an unaudited balance sheet of the Seller as of September 30, 2011 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the 12 months then ended.

(b) The Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of the Stockholder and the Seller and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal year-end adjustments and the absence of notes). The Financial Statements fairly present in all material respects the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Stockholder and the Seller, as the case may be, as of the respective dates and for the periods indicated therein (except as otherwise disclosed in the notes to such Financial Statements and subject to normal year-end adjustments).

Section 3.6 Books and Records. The books of account, minute books, stock record books and other records of the Seller are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls. With respect to periods from and after July 31, 2007, the minute books of the Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the Seller’s stockholder, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of the Seller.

Section 3.7 Reserved.

Section 3.8 Inventories. All inventories of the Seller are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business. None of such inventory is obsolete, past its expiration for use, damaged, defective, or off-specification, and all of which has been or will be written off or written down to net realizable value on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date in accordance with the past custom and practice of the Seller. The values at which such inventories are carried reflect the inventory valuation policy of the Seller, which is in accordance with GAAP. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Seller’s business. Since the date of the Balance Sheet, the Seller has continued to replenish inventories in the ordinary course of business and at a cost not exceeding market prices prevailing at the time of purchase. All inventories are maintained at the location set forth on Section 3.8 of the Seller Disclosure Schedule and, other than as set forth in Section 3.8 of the Seller Disclosure Schedule, no inventory is held on a consignment basis. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, the Seller does not have any commitments to purchase inventory.

Section 3.9 No Undisclosed Liabilities. Except as set forth on Section 3.9 of the Seller Disclosure Schedule, the Seller has no Liabilities except for (a) Liabilities accrued or expressly reserved for on the Interim Balance Sheet (including in any notes thereto), (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet and (c) Liabilities under this Agreement or any Ancillary Document or in connection with the transactions contemplated herein or therein.

Section 3.10 Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, except for the transactions contemplated by this Agreement or any Ancillary Document, (i) the Seller has conducted its business only in the ordinary course of business and (ii) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except for the transactions contemplated by this Agreement or any Ancillary Document, there has not been any:

(a) amendment or authorization of any amendment to the certificate of incorporation or bylaws of the Seller;

(b) change in the Seller’s authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of the Seller’s capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c) split, combination or reclassification of any of Seller’s capital stock;

(d) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of the Seller’s capital stock;

(e) (i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness in excess of $25,000 in the aggregate (ii) loans, advances or capital contributions to, or investment in, any other Person in excess of $25,000 in the aggregate or (iii) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Seller against fluctuations in commodities prices or exchange rates;

(f) sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the Seller’s properties or assets (other than in the ordinary course of business);

(g) acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) of any properties or assets that are material to the Seller individually or in the aggregate, except purchases of inventory in the ordinary course of business;

(h) damage to, or destruction or loss of, any of the Seller’s properties or assets with an aggregate value to the Seller in excess of $25,000, whether or not covered by insurance;

(i) entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Seller of at least $25,000 or otherwise outside the ordinary course of business;

(j) (i) except as required by Law, adoption, entry into, termination or amendment of any Seller Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor of the Seller, (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits, (iv) payment by the Seller of any benefit not provided for as of the date of this Agreement under any Seller Plan, (v) grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Seller Plans or Contracts or awards made thereunder or (vi) any action by the Seller other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Seller Plan;

(k) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Seller exceeding $25,000 in the aggregate or otherwise outside the ordinary course of business;

(l) settlement or compromise in connection with any Proceeding involving the Seller;

(m) capital expenditure or other expenditure by the Seller with respect to property, plant or equipment in excess of $25,000 in the aggregate;

(n) change in the Seller’s accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(o) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(p) making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

(q) agreement by the Seller, whether in writing or otherwise, to do any of the foregoing.

Section 3.11 Assets. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, the Seller has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Purchased Assets constitute all of the properties and assets used in or necessary to conduct the Seller’s business as conducted by the Seller, other than the Excluded Assets. Each tangible asset included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and has been maintained in accordance with normal industry practice. None of the Excluded Assets listed on Section 2.2(i) of the Seller Disclosure Schedule is used or necessary for use in the Seller’s business or operations or in any of the Seller’s current and planned projects for its customers.

Section 3.12 Real Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a true and correct description of the Owned Real Property. Except for the Owned Real Property, the Seller does not own any other real property in connection with the ownership and operation of the Seller’s business. The Seller has made available to the Purchaser accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Seller acquired its interest in the Owned Real Property and (ii) all certificates of occupancy, title insurance policies in its possession or control with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b) Seller leases no real property from any third party in connection with the ownership and operation of its business. Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by street address), of all properties that are leased by Seller as landlord to a third party (the “Leases”). The Seller has made available to the Purchaser accurate and complete copies of all the Leases. With respect to each such Lease, except as set forth in such Lease:

(i) The tenant thereunder has no expansion rights, purchase options, rights of first refusal or rights of first offer with respect to renting additional space or acquiring any additional interest in the leased premises thereunder;

(ii) The rental set forth in the Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;

(iii) The Lease is valid, binding and enforceable and in full force and effect against the tenant thereunder, subject to the Enforcement Limitations, and has not been modified or supplemented;

(iv) There are no security deposits or guarantees in respect of the Lease.

(v) The transactions contemplated by this Agreement do not require the consent of any party under the Lease, will not result in a breach of or default under the Lease, and will not otherwise cause the Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(vi) To the Seller’s Knowledge, there are no disputes with respect to the Lease;

(vii) Neither Seller nor to Seller’s Knowledge, any other party to the Lease, is in breach of or default under the Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under the Lease;

(viii) No security deposit or portion thereof deposited with respect to the Lease has been applied in respect of a breach of or default under the Lease that has not been redeposited in full;

(ix) Seller does not owe and will not owe in the future any brokerage commissions or finder’s fees with respect to the Lease;

(x) The tenant is not an Affiliate of, and otherwise does not have any economic interest in Seller;

(xi) Seller or the tenant has not collaterally assigned nor granted any other lien or Encumbrance with regard to the Lease or any interest therein that would have a Material Adverse Effect on the use of the real property subject to such Lease;

(xii) The tenant has paid all rent and other charges due under the Lease up to and including September 30, 2011 and no rent or other charge or expense has been paid more than 30 days in advance of its due date;

(xiii) All improvements required to be completed by Seller have been completed and there are no sums due to the Seller;

(xiv) The tenant has not assigned the Lease and has not sublet the leased premises or any part thereof;

(xv) The tenant has no right to terminate the Lease prior to the expiration of the term of the Lease and the tenant has no contraction rights or options in the Lease; and

(xvi) To the Seller’s Knowledge, the tenant has assigned none of its rights under the Lease.

(c) The Seller has (i) good, valid and marketable fee simple title to the Owned Real Property, including without limitation, all fixed assets and structures thereon and clear of any Encumbrances, except for Permitted Encumbrances.

(d) The Seller is in peaceful and undisturbed possession of the Owned Real Property, and to Seller’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability of the Seller to use such Owned Real Property for the purposes for which it is currently being used.

(e) No work has been performed or is in progress at, and no materials have been furnished to, the Owned Real Property which, though not presently the subject of, might give rise to, mechanics’, materialmens’, or other liens against the Owned Real Property or any portion thereof. If any lien for work performed prior to the Closing is filed before or after the Closing hereunder, Seller shall promptly discharge the same.

(f) To Seller’s Knowledge, there are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Owned Real Property or any part thereof or by any Board of Fire Underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on or to the Owned Real Property.

(g) Except as set forth in Section 3.12(g) of the Seller Disclosure Schedule, the Seller has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property, and the Seller has received no notice, and the Seller has no Knowledge, of any claim of any Person to the contrary. There are no Contracts outstanding for the sale, exchange, Encumbrance, lease, sublease or transfer in any way of any of the Owned Real Property, or any portion thereof.

(h) To Seller’s Knowledge, (i) the classification of each parcel of Owned Real Property under applicable zoning and other land use Laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of Seller’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied; (ii) there are sufficient parking spaces, loading docks, and other facilities at such parcel to comply with such zoning laws, ordinances and regulations; and (iii) Seller’s use or occupancy of Owned Real Property or the Seller’s operations as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(i) To Seller’s Knowledge, the Owned Real Property and all buildings, structures, fixtures, equipment, and all components thereof and other improvements, including the roof, foundation, floors, load-bearing walls, and other structural elements thereof; the heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; environmental control, remediation and abatement systems; sewer, storm, and waste water systems; irrigation and other water distribution systems; parking facilities, fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations included in the Owned Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building, subdivision and other land use, construction requirements and the disabled, and all insurance requirements affecting the Owned Real Property (collectively, “Real Property Laws”). To Seller’s Knowledge, the current use and occupancy of the Owned Real Property and operation of the Seller’s business thereon do not violate any Real Property Laws. Except as set forth in Section 3.12(i) of the Seller Disclosure Schedule, Seller has not received any written notice of violation of any Real Property Law and to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To Seller’s Knowledge, there is no pending or anticipated change in any Real Property Law that will materially impair the ownership, lease, use, or occupancy of any Owned Real Property or any portion thereof in the continued operation of the Seller’s business as currently conducted thereon. To the Seller’s Knowledge: (i) no part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Owned Real Property or on any easement affecting such Owned Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Owned Real Property, or any portion thereof; (ii) there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property, or otherwise conflict with the property rights and construction requirements of Seller; (iii) each parcel of Owned Real Property (A) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Owned Real Property and comprising a part of the Owned Real Property; and (B) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Seller’s business thereon; (iv) except as set forth in Section 3.12(i) of the Seller Disclosure Schedule, no parcel of Owned Real Property is located within any flood plain or area subject to wetlands regulation or any similar restriction; (v) there is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or, to Seller’s Knowledge, threatened eminent domain or other proceeding that would result in the taking of all or any part of any Owned Real Property or that would prevent or hinder the continued use and enjoyment of any Owned Real Property as heretofore used in the conduct of the business of Seller; and (vi) none of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property.

(j) To Seller’s Knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or operate the Seller’s business as currently conducted thereon, have been issued and are in full force and effect. Section 3.12(j) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Real Property Permits held by the Seller with respect to each parcel of Owned Real Property. The Seller has made available to the Purchaser accurate and complete copies of all Real Property Permits that are in the Seller’s possession or control. The Seller has received no written notice from any Governmental Authority or other Person having jurisdiction over the Owned Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to Seller’s Knowledge no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

(k) The parcels constituting the Owned Real Property are assessed separately from all other adjacent property not constituting the Owned Real Property for purposes of real estate Taxes assessed to, or paid by, the Seller. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Owned Real Property with respect to any Owned Real Property or portion thereof that are delinquent and to Seller’s Knowledge, there is no pending or, to the Seller’s Knowledge, threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

(l) The current use and occupancy of the Owned Real Property and the operation of the Seller’s business as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record. The Seller has not received any written notice of violation of any easement, covenant, condition, restriction or similar provision in any instrument of record, and to the Seller’s Knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.

(m) There are no condemnation, appropriation, or other proceedings in eminent domain, pending or to the Knowledge of Seller, threatened against any of such Owned Real Property or any plants, buildings or other structures located thereon. There is no injunction, decree order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding. pending or, to the Seller’s Knowledge, threatened, relating to the ownership, lease, use, or occupancy of the Owned Real Property or any portion thereof, or the operation of the Seller’s business as currently conducted thereon.

Section 3.13 Intellectual Property.

(a) The Seller owns or otherwise possesses valid and legally enforceable rights to use all Intellectual Property used in the conduct of the Seller’s business. The Purchased Intellectual Property constitutes all of the Intellectual Property used in the Seller’s business as currently conducted except for such Intellectual Property as is identified on Section 3.13(a)(ii) as Intellectual Property to be retained by Seller (“Seller Retained IP”), which will be licensed to Purchaser at Closing pursuant to the Business Field License Agreement and the Transition Services Agreement, as applicable. Except for Permitted Encumbrances and subject to the rights granted to any third party pursuant to the Contracts set forth on Section 3.14 of the Seller Disclosure Schedule, the Seller is the sole owner of all right, title and interest in (i) the Purchased Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c) (such Intellectual Property identified in (i), the “Owned Intellectual Property”), and (ii) the Seller Retained IP, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation. Immediately after the Closing, the Purchaser or its designated Affiliate will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use the Purchased Intellectual Property in the same manner and on the applicable terms and conditions with respect to any item of Purchased Intellectual Property. As between Seller and Stockholder, all Know-how used by Seller in its business is owned by Seller. Seller does not use in its business any Intellectual Property owned by Stockholder, except for Intellectual Property licensed by the Business Field License Agreement.

(b) With respect to the Owned Intellectual Property, Section 3.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) all patents and patent applications, invention disclosures (but only invention disclosures dated on or after July 31, 2007), registered and common law trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) all computer software items used in the Seller’s business (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software). Schedule 2.1(h) sets forth a detailed list of all physical and/or electronic documentation of all technical and commercial Know-how, including manuals, reports, laboratory notebooks, test results and other materials identifying Know-how owned by the Seller. The Seller has not (x) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any other Person or (y) permitted any of its rights in such Owned Intellectual Property to enter into the public domain (other than (A) information (including Know-how) disclosed as part of the publication of patent applications, patents or similar Intellectual Property filings, (B) expirations of any such item of Owned Intellectual Property in the ordinary course of business, or (C) Seller’s failure to renew or continue to prosecute or pursue any such item of Owned Intellectual Property in the ordinary course of business). Section 3.13(b)(iii) of the Seller Disclosure Schedule identifies all Contracts under which the Seller or Stockholder has licensed, sublicensed or otherwise granted rights in any of Purchased Intellectual Property to any Person (other than licenses granted to manufacturers for the purpose of manufacturing products or feasibility studies which are identified in Sections 3.14(a)(i) and 3.14(a)(v) of the Seller Disclosure Schedule and licenses that arise as a matter of law under the first sale doctrine as a result of sales of products by the Seller).

(c) Section 3.13(c) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all Intellectual Property that any third party has licensed or sublicensed to the Seller or otherwise authorized the Seller to use in connection with the Seller’s business (the “Third Party Intellectual Property”), including a list of the related Contracts (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software or licenses granted to the Seller for the purpose of manufacturing products, feasibility studies or rendering services on behalf of such third party which are identified in Sections 3.14(a)(i) and 3.14(a)(v) of the Seller Disclosure Schedule).

(d) Except (i) as described in Sections 3.13(c), 3.13(j) and 3.13(k) or (ii) in Section 3.13(d) of the Seller Disclosure Schedule, the Owned Intellectual Property is free of all payment obligations and other Encumbrances (other than Permitted Encumbrances) and is not subject to any Judgments. No Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Seller’s rights in the Owned Intellectual Property.

(e) All issued patents and registered trademarks, service marks and copyrights included in the Owned Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property. To the Seller’s Knowledge, no event has occurred or circumstance exists that could render any of such Owned Intellectual Property invalid or unenforceable. All necessary registration, maintenance and renewal fees in connection with each such item of Owned Intellectual Property have been made and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities for purposes of maintaining such Owned Intellectual Property. Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, there are no actions that must be taken within sixty (60) days of the Closing Date for the purposes of maintaining, perfecting, preserving or renewing any such Owned Intellectual Property, including the payment of any registration, maintenance, annuity or renewal fees or the filing of any documents, applications or certificates.

(f) To the Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Owned Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.14(a)(i) and 3.14(a)(v) of the Seller Disclosure Schedule. Since July 31, 2007, Seller has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.

(g) To the Seller’s Knowledge, neither the conduct of the Seller’s business nor the Seller’s creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights or constitute unfair competition or trade practices under any Law. Since July 31, 2007, the Seller has not received notice of any pending or threatened Proceeding or any written allegation or claim in which any Person alleges that the Seller, its business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights. Except for matters relating to the filing and prosecution of Intellectual Property in the ordinary course of business, there are no pending disputes between the Seller and any other Person relating to the Owned Intellectual Property except as described on Section 3.13(g) of the Seller Disclosure Schedule.

(h) The Seller has taken commercially reasonable steps to protect, preserve and maintain the confidentiality of all trade secrets and confidential business information included in the Purchased Intellectual Property. To the Seller’s Knowledge, all Persons who have received trade secrets or other confidential business information of the Seller have entered into written confidentiality agreements with the Seller to protect the secret or confidential status of such information, and, to the Seller’s Knowledge, no Person has defaulted under or breached any term of any such agreement. The Seller has taken commercially reasonable steps to comply with all duties of the Seller to protect the confidentiality of information provided to the Seller by any other Person. In each case in which the Seller has acquired any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other Person, the Seller has obtained a valid and enforceable written assignment agreement, and, with respect to employees, substantially in the form set forth in Section 3.13(h) of the Seller Disclosure Schedule, transferring all of such Person’s rights, title and interest in that Intellectual Property to the Seller to the extent any such rights did not become the sole property of the Seller by operation of Law. To the Seller’s Knowledge, none of those current or former employees, consultants, independent contractors or other Persons has violated any of those agreements.

(i) The Seller has taken commercially reasonable steps to protect all software and data residing on its computer networks against viruses and other disruptive technological means. To the Seller’s Knowledge, none of the Purchased Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(j) Section 3.13(j) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) all patents acquired by Stockholder pursuant to the Brookwood Purchase Agreement (the “Acquired IP”) for which the Seller may be obligated to make payments pursuant to the SRI Awards Policies under Section 7.13 of the Brookwood Purchase Agreement, (ii) existing customer programs in which such Acquired IP is, has been, or may be utilized (“Existing Customer Programs”), and (iii) the maximum revenue sharing percentage (the “Maximum Revenue Sharing Percentage”) that may be due to any Person or Persons as a result of the use of any such Acquired IP.

(k) The Seller or the Stockholder has made all payments to all Persons, including current or former employees of the Seller, earned prior to the date of this Agreement in connection with any Owned Intellectual Property that was or is created or developed by the Seller under the Patent Award Program. Section 3.13(b)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) all Persons, including current and former employees of the Seller, who were or who may be entitled for any reason to receive royalties or otherwise to participate or share in any revenues of the Seller derived from the use of any Intellectual Property for which the Seller is obligated to make payments that are Cash Neutral Payments pursuant to the Patent Award Program, and (ii) the Seller’s issued patents and patent applications subject to the Patent Award Program. Section 3.13(k) of the Seller Disclosure Schedule sets forth the maximum aggregate, after-tax awards payable under the Patent Award Program in connection with a patent application, a patent issuance, and the demonstrated commercial success of a patented technology.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary, which:

(i) is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $25,000 per year;

(ii) is for capital expenditures in excess of $25,000 per Contract;

(iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv) is a lease or sublease of any real or personal property (other than with respect to Intellectual Property), or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $25,000 per year and a term of less than one year);

(v) other than the feasibility and services agreements disclosed in Section 3.14(a)(i) of the Seller Disclosure Schedule and licenses that arise as a matter of law under the first sale doctrine as a result of sales of products by the Seller, is a license or other Contract under which (A) the Seller has licensed, sublicensed or otherwise granted rights in any Purchased Intellectual Property to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);

(vi) is for the employment of, or receipt of any services from, any director or officer of the Seller or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000;

(vii) provides for change in control, severance, termination or similar pay to any of the Seller’s current or, to Seller’s Knowledge, former directors, officers, employees or consultants or other independent contractors;

(viii) provides for a loan or advance of any amount to any director or officer of the Seller, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(ix) licenses any Person to manufacture or reproduce any of the Seller’s products, services or technology or any Contract to sell or distribute any of the Seller’s products, services or technology;

(x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Seller has any ownership interest in any other Person or business enterprise;

(xi) except for the Contracts listed in Section 3.14(a)(v) of the Seller Disclosure Schedule, contains any covenant limiting the right of the Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Seller’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services;

(xii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller;

(xiii) is a power of attorney granted by or on behalf of the Seller (other than those entered into in the ordinary course of business in connection with Intellectual Property or Tax matters);

(xiv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of business;

(xv) is a settlement agreement with respect to any pending or threatened Proceeding entered into within five years prior to the date of this Agreement;

(xvi) was entered into other than in the ordinary course of business and that involves an amount or value in excess of $25,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(xvii) is otherwise material to the business, properties, assets or Liabilities of the Seller or under which the consequences of a default or termination would have a Material Adverse Effect.

(b) The Seller has made available to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Section 3.14(a) of the Seller Disclosure Schedule. With respect to each such Contract required to be listed:

(i) the Contract is legal, valid, binding, enforceable against the Seller and to the Seller’s Knowledge, against each other party thereto and in full force and effect except to the extent (a) enforceability may be limited by Enforcement Limitation and (b) it has previously expired in accordance with its terms;

(ii) the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract;

(iii) Neither the Seller nor, to the Seller’s Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Seller or, to the Seller’s Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Assets under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Seller given or received notice or other communication alleging the same; and

(iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c) To the Seller’s Knowledge, no officer, director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Seller, (ii) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information relating to the Seller’s business or (iii) the ability of the Seller to conduct its business as currently conducted.

(d) Except as set forth in Section 3.14(d) of the Seller Disclosure Schedule, the Seller is not, nor has the Seller at any time since July 31, 2007 been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

(e) Except as set forth in Section 3.14(e) of the Seller Disclosure Schedule, neither the Seller nor the Stockholder nor any of their respective Affiliates owes any milestone payment or contingent payment to any Person under any Included Contract. As of the date of this Agreement, the Stockholder or the Seller has made (and, as of the Closing Date, the Stockholder or the Seller will have made) all payments earned or accrued prior to the date of this Agreement (or the Closing Date) pursuant to the terms of the Included Contracts set forth in Section 3.14(e) of the Seller Disclosure Schedule. Section 3.14(e) of the Disclosure Schedule sets forth the maximum amount of the contingent payment that may be owed by Seller or Stockholder or any of their respective Affiliates under Sections 2.4 and 2.5 of the Brookwood Purchase Agreement and a description of the contingent payment that may be owed by Seller or Stockholder or any of their respective Affiliates under Section 3.2(c) of the PR Purchase Agreement.

(f) All of the Subject Licensed Technology Agreements, as defined in the License Agreement, dated as of January 1, 2005, by and between SRI and Brookwood Pharmaceuticals, Inc. (the “SRI License Agreement”), have been terminated or have expired and are no longer in force or effect, other than the Collaboration Agreement Concerning Intellectual Property, effective as of June 1, 1989, between SRI and UAB Research Foundation (the “UAB Agreement”), which agreement shall be terminated pursuant to 6.1(k). No further amounts are payable or owed by Seller to SRI or any other Person pursuant to the SRI License Agreement or pursuant to the Intellectual Property Transfer Agreement, dated as of January 1, 2005, by and between SRI and Brookwood Pharmaceuticals, Inc., other than as set forth on Section 3.13(j) of the Seller Disclosure Schedule.

Section 3.15 Tax Matters.

(a) The Seller has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Seller has timely paid all material Taxes due with respect to the taxable periods covered by such Tax Returns and all other material Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Seller has not requested an extension of time within which to file any Tax Return which has not since been filed.

(b) The Seller does not and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet or for Transfer Taxes.

(c) None of the Purchased Assets constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as result of which the Seller is not treated as the owner of such Purchased Asset for federal income Tax purposes.

(d) There are no Encumbrances upon any of the Purchased Assets arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded on the Interim Balance Sheet).

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans that provide compensation or benefits for any current or former director, officer, employee or consultant of the Seller and identifies each such Seller Plan that provides for the deferral of compensation and is subject to Section 409A of the Code.

(b) The Seller has made available to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Seller Plan that provides compensation or benefits for any current or former director, officer, employee or consultant of the Seller, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Seller, (iii) a written description of any such Seller Plan that is not otherwise in writing, (iv) all insurance policies purchased by or to provide benefits under any such Seller Plan, (v) the Form 5500 filed in each of the most recent three plan years with respect to each such Seller Plan, including all schedules thereto, financial statements and the opinions of independent accountants, and (vi) with respect to any Seller Plan that is a pension plan, as defined in Section 3(2) of ERISA (a “Pension Plan”), that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter issued by the IRS for each such Seller Plan.

(c) Neither the Seller nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, or (vi) a Seller Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Seller does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Seller obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(d) Each Seller Plan is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Seller Plan, in each case in accordance with the terms of such Seller Plan and in compliance in all material respects with all applicable Laws, including ERISA and the Code. The Seller has complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family and Medical Leave Act 1993. Each Seller Plan that provides deferred compensation subject to Section 409A of the Code is in compliance in all material respects with applicable guidance under Section 409A of the Code in form and operation. All nonstatutory stock options granted by the Seller were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code, and no nonstatutory stock option has been modified or adjusted in a manner that subjects such option to the provisions of Section 409A of the Code. All contributions required to be made to any Seller Plan by applicable Law and the terms of such Seller Plan, and all premiums due or payable with respect to insurance policies funding any Seller Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Seller Plan have been filed or furnished.

(e) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Seller Plan. Neither the Seller nor the Stockholder has any Liability to the IRS with respect to any Seller Plan, including any Liability imposed by the excise Tax provisions of chapter 43 of the Code. All contributions and payments made or accrued with respect to all Seller Plans are deductible under Sections 162 or 404 of the Code. There is no unfunded Liability under any Seller Plan. No event has occurred or circumstance exists that could reasonably be expected to result (i) in an increase in premium costs of any Seller Plan that is insured or (ii) an increase in the cost of any Seller Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Seller Plan or any fiduciary thereof is pending or, to the Seller’s Knowledge, is threatened, which could reasonably be expected to result in any Liability, direct or indirect (by indemnification or otherwise) of the Seller to the DOL, the IRS or any other Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability. No Proceeding has been concluded that resulted in any Liability of the Seller or any ERISA Affiliate that has not been fully discharged. No Contract with the IRS is being or has been negotiated with respect to any Seller Plan, no Qualified Plan has been subject to a “VCP” or “Audit CAP” correction under the Employee Plans Compliance Resolution System as described in Revenue Procedure 2008-50 (or any successor Revenue Procedure) and no Seller Plan has been submitted to the DOL under its voluntary fiduciary correction program.

(f) Each Qualified Plan of the Seller has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation in all material respects with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(g) The Seller has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. No individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Seller Plan.

(h) Except as required by Section 8.15(e) or as set forth on Section 3.16(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Seller Plan or constitute a “deemed severance” or “deemed termination” under any Seller Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Seller. The Seller has not made or become obligated to make, and neither the Seller nor the Purchaser will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will the Seller or the Purchaser be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

Section 3.17 Employment and Labor Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Seller, including each employee on leave of absence or layoff status, along with the position, date of hire, base compensation, scheduled or contemplated increases in compensation and benefits, accrued and unpaid bonus payments, accrued and unpaid retention payments, accrued but unused vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons. To the Seller’s Knowledge, no director, officer, key employee or group of employees of the Seller intends to terminate his, her or their employment with the Seller prior to Closing.

(b) The Seller is not, and has not been within the past five years, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Seller. The Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past five years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Seller. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c) Since July 31, 2007, the Seller has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Seller’s Knowledge is any such action threatened. To the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees.

(d) The Seller has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations.

(e) There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters. The Seller has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Seller’s Knowledge, threatened against the Seller before the National Labor Relations Board or any other Governmental Authority. There has been no complaint, claim or charge of discrimination filed or, to the Seller’s Knowledge, threatened, against the Seller with the Equal Employment Opportunity Commission or any other Governmental Authority.

(f) Since July 31, 2007, the Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act. Section 3.17(f) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller who have been terminated or laid off by the Seller, or whose hours of work have been reduced by more than 50% by the Seller, in the six months prior to the date of this Agreement.

Section 3.18 Environmental, Health and Safety Matters.

(a) The Seller is, and at all times has been, in compliance in all material respects with all Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, the Seller and its Affiliates have obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses. An accurate and complete list of all such Governmental Authorizations is set forth in Section 3.18(a) of the Seller Disclosure Schedule, which Governmental Authorizations are in full force and effect.

(b) The Seller has not received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Seller, its facilities or the operation of its business or any property or facility currently or previously owned, leased, operated or controlled by the Seller arising under any Environmental Law or Occupational Safety and Health Law.

(c) Except as set forth on Section 3.18(c) of the Seller Disclosure Schedule, the Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, at any property or facility owned or operated by it or any other property or facility owned or operated by a third party, in a manner that has given rise to, or could reasonably be expected to give rise to, any Liability, including any Liability for fines, penalties, response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law or Occupational Safety and Health Law.

(d) The Seller has not, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(e) To the Seller’s Knowledge, no event has occurred or circumstance exists relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, the Seller that could reasonably be expected to (i) prevent, hinder or limit continued compliance in all respects with any Environmental Law or Occupational Safety and Health Law, (ii) give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law or (iii) give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.

(f) Section 3.18(f) of the Seller Disclosure Schedule sets forth an accurate and complete list of, and the Seller has delivered to the Purchaser accurate and complete copies of, all environmental reports, investigations and audits possessed or initiated by the Seller or the Stockholder that were obtained from, or conducted by or on behalf of the Seller, any Governmental Authority or any other third party during the past five years and relating to properties and facilities currently or previously owned, leased, operated or controlled by the Seller.

(g) To the Seller’s Knowledge, neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for site investigation or cleanup, or Consent or Governmental Authorization of, notice to, or filing or registration with, any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.

(a) The Seller is in compliance and has complied in all material respects with all, and has not violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. The Seller’s facilities on the Owned Real Property have been operated by the Seller in compliance in all material respects with the rules, regulations and requirements of the U.S. Federal Drug Administration and Current Good Manufacturing Practices, and there are no defects in the building systems in such facilities that would adversely affect the operation of the facilities in compliance in all material respects with such rules, regulations and requirements. Except for communications during the ordinary course of filing and prosecution for Intellectual Property, the Seller has not received at any time since July 31, 2007 any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller or that otherwise relates to the conduct of its business or the ownership or use of any of the Purchased Assets, all of which are valid and in full force and effect. The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to conduct the Seller’s business lawfully in the manner in which the Seller currently conducts its business and to permit the Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets and are valid and in full force and effect.

(c) Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Judgments to which the Seller or any of its properties or assets, is or has been subject. To the Seller’s Knowledge, no director, officer, employee or agent of the Seller is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Seller.

Section 3.20 Legal Proceedings. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Seller or that otherwise relate to the Seller’s business, properties or assets or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Seller’s Knowledge, no other such Proceeding has been threatened. The Seller has made available to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, in the aggregate, have a Material Adverse Effect.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names of all customers of the Seller as of September 30, 2011 (which list will be updated as of the Closing Date), (ii) the names of the 20 most significant customers (that are not distributors) by GAAP revenues during the 12-month period ended September 30, 2011 (which list will be updated as of the Closing Date) and (iii) the amount of GAAP revenues received from each such significant customer during such period. Since January 1, 2011, the Seller has not received any notice that any of such 20 most significant customers of the Seller (A) has ceased, or will cease, to use the products, goods or services of the Seller or (B) has substantially reduced, or will substantially reduce, the use of products, goods or services of the Seller. To the Seller’s Knowledge, no customer described in clause (ii) of the first sentence of this subsection (a) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 3.21(a) of the Seller Disclosure Schedule, no customer of the Seller has any right to any credit or refund for products or goods sold or services rendered or to be rendered by the Seller pursuant to any Contract with or practice of the Seller other than pursuant to the Seller’s normal course return policy, a copy of which is attached to Section 3.21 of the Seller Disclosure Schedule.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names of all suppliers from which the Seller ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the 12-month period ended September 30, 2011 and (ii) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services. To the Seller’s Knowledge, no supplier described in clause (i) of the first sentence of this subsection (b) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22 Product Warranty. Section 3.22 of the Seller Disclosure Schedule includes copies of the standard terms and conditions of sale, license or lease for each polymer product (containing guaranty, warranty, right of return, right of credit or indemnity provisions) manufactured, sold, licensed, leased or delivered by the Seller. No polymer product manufactured, sold, licensed, leased or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease attached to Section 3.22 of the Seller Disclosure Schedule. Each polymer product manufactured, sold, licensed, leased or delivered by the Seller at all times has been in conformity in all material respects with all applicable contractual commitments and was manufactured in accordance with any specifications and procedures specified in any applicable Contract and, where applicable, Current Good Manufacturing Practices.

Section 3.23 Product Liability. To the Seller’s Knowledge, the Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any polymer product manufactured, sold or delivered by the Seller to its customers.

Section 3.24 Insurance. Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all current insurance policies maintained by the Stockholder covering property of the Seller, and Seller has made available to Purchaser true and complete copies of all certificates of insurance, binders for insurance policies and insurance maintained by the Stockholder on behalf of the Seller. All premiums due and payable under such certificates of insurance, binders and policies have been paid.

Section 3.25 Related Party Transactions. No stockholder, director, officer or employee or Affiliate of the Seller (i) owns or since July 31, 2007 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Seller’s business, (B) any Person that has had business dealings or a financial interest in any transaction with the Seller or (C) any Person that is a supplier, customer or competitor of the Seller, (ii) has had since July 31, 2007 business dealings or a financial interest in any transaction with the Seller or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Seller, except for (a) Intercompany Services on terms comparable in all material respects to terms customary in an arms’ length arrangement of such type or (b) as otherwise contemplated by this Agreement.

Section 3.26 No Guarantees. None of the Liabilities of the Seller is guaranteed by or subject to a similar contingent obligation of any other Person. The Seller has not guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with or relating to the Seller’s business or the Purchased Assets.

Section 3.27 Brokers or Finders. Other than fees owed to Piper Jaffray & Co., which will be paid by the Seller or the Stockholder, neither the Seller, the Stockholder nor any Person acting on behalf of the Seller or the Stockholder has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.28 Solvency. The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, no final Judgments against the Seller in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such Judgments promptly in accordance with their terms (taking into account the maximum probable amount of such Judgments in any such actions and the earliest reasonable time at which such Judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and Judgments promptly in accordance with their terms.

Section 3.29 Disclosure. No representation or warranty of the Seller or the Stockholder in this Agreement, and no statement made by the Seller or the Stockholder in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of the Seller or the Stockholder pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Each of the Seller and the Stockholder has no Knowledge of any fact or circumstance that has specific application to the Seller or its business (other than general economic or industry conditions that do not affect the Seller or its business uniquely) and that would reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Seller Disclosure Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements set forth in this Article 4 are true and correct:

Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms except to the extent enforceability may be limited by any Enforcement Limitation.

Section 4.3 No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5 Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 4.6 Availability of Funds. Purchaser has available cash or existing available borrowing capacity under committed borrowing facilities to consummate the transactions contemplated herein. Purchaser’s obligations hereunder are not contingent upon procuring any financing.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.1 Access and Investigation. Until the Closing and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Seller as the Purchaser may reasonably request. In addition, until the Closing, the Seller will use reasonable efforts to cause its accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Seller as reasonably requested.

Section 5.2 Operation of the Business of the Seller.

(a) Affirmative Covenants. Until the Closing, except as expressly consented to by the Purchaser in writing (which consent will not be unreasonably withheld or delayed), the Seller will:

(i) conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it;

(ii) pay its accounts payable and other obligations when they become due and payable in the ordinary course of business, subject to bona fide disputes;

(iii) perform all of its obligations under all Contracts to which it is a party, by which it or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or beneficiary, and comply in all material respects with all Laws, Judgments and Governmental Authorizations applicable to it, its business or the Purchased Assets;

(iv) maintain the Owned Real Property, and all other properties and assets included in the Purchased Assets in a state of repair and condition that complies in all material respects with all applicable Laws and is consistent with the requirements and normal conduct of the Seller’s business;

(v) continue in full force and effect the insurance policies set forth in Section 3.24 of the Seller Disclosure Schedule (or comparable replacement policies);

(vi) maintain its books and records consistent with the past custom and practice of the Seller; and

(vii) confer with the Purchaser concerning operational matters of a material nature and otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.

(b) Negative Covenants. Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing, the Seller will not, and the Stockholder will cause the Seller not to:

(i) enter into, assume or become subject to any Contract for the purchase of materials or supplies (the “Supply Contracts”), other than such Supply Contracts that involve an estimated expenditure by the Seller pursuant thereto not to exceed $25,000 per year;

(ii) enter into, assume or become subject to any Contract other than a Supply Contract described in (i) above;

(iii) transfer, lease, grant options on or otherwise encumber the Owned Real Property in any way or allow any Encumbrances to exist with respect to the Owned Real Property;

(iv) amend, waive any right under, cancel or terminate any Included Contract, Contract of a type required to be set forth on Section 3.14(a) of the Seller Disclosure Schedule, or Governmental Authorization included in the Purchased Assets, other than Supply Contracts that involve an estimated expenditure by the Seller pursuant thereto not to exceed $25,000 per year;

(v) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed by the Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, except as required by applicable Law;

(vi) act or omit to act in a manner that would impair or otherwise adversely affect the Seller’s business, any of the Purchased Assets or Assumed Liabilities or the financial or other ability of the Seller to perform its obligations under this Agreement or any of the Ancillary Agreements;

(vii) otherwise take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.10, other than 3.10(d) in respect of the payment of cash dividends in respect of the Seller’s capital stock; or

(viii) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.3 Consents and Filings; Reasonable Efforts. The parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3(b) and Section 6.1(c) of the Seller Disclosure Schedule. In situations where notice to Governmental Authorities is required for the transfer to the Purchaser of the Governmental Authorizations listed in Section 3.18(a) of the Seller Disclosure Schedule or Section 3.19(b) of the Seller Disclosure Schedule, or where Purchaser’s application to obtain such Governmental Authorizations in its own name requires the participation, approval or consent of the Seller or Stockholder, each of the Seller and Stockholder agrees to cooperate with Purchaser to effect the acquisition or transfer of all such Governmental Authorizations.

Section 5.4 Notification. Until the Closing, the Seller will give prompt notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller or the Stockholder contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 6.1(a) would not be satisfied, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Seller or the Stockholder under this Agreement such that the condition set forth in

Section 6.1(b) would not be satisfied and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. The Seller will notify the Purchaser of any updates to the Seller Disclosure Schedule until the Closing. Other than any updates to Sections 3.14(a) (list of contracts), 3.17(a) (list of employees and independent contractors), 3.21(a) (list of customers), and 3.21(b) (list of suppliers) of the Seller Disclosure Schedule solely to reflect changes in the ordinary course of business (which updates will be deemed to supplement the Seller Disclosure Schedule and thereby limit the Purchaser’s rights under Article 9), no notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9.

Section 5.5 No Negotiation. Until the Closing, the Seller and the Stockholder will not, and will cause their respective Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to their respective properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case relating to any business combination transaction involving the Seller or any other transaction to acquire all or any part of the business, properties or assets of the Seller or any amount of the capital stock of the Seller (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser. The Seller and the Stockholder will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (other than with the Purchaser) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If the Seller, the Stockholder or any of their respective Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.5, the Seller or the Stockholder, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

Section 5.6 Satisfaction of Obligations to Creditors. At or prior to the Closing Date, the Seller will satisfy or cause to be satisfied all obligations of the Seller owed to its creditors or take other action or obtain other Consents necessary to permit the Purchaser to obtain clear title to the Purchased Assets free of all Encumbrances other than Permitted Encumbrances, and the Seller will deliver or cause to be delivered to the Purchaser termination statements, releases and other appropriate evidence requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets other than Permitted Encumbrances exist as of the completion of the Closing.

Section 5.7 Owned Real Property

(a) If any instruments or affidavits are required by the Title Company in respect of the Owned Real Property in order to obviate a defect in or objection or exception to title including any standard exceptions, Seller agrees to execute, acknowledge and deliver any such instruments and affidavits which shall be in such form and shall contain such terms and conditions as may be required by the Title Company to satisfy said company sufficiently for it to omit any defect in or objection or exception to title without any additional charge to Purchaser.

(b) If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to those of Seller, Seller will on request deliver to Purchaser an affidavit showing that such judgments, bankruptcies, or other returns are not against Seller.

(c) Seller agrees to execute and deliver to the Title Company a gap undertaking and indemnity agreement in such form and containing such terms and conditions as may be required by the Title Company.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Stockholder in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct as of the Closing Date (except to the extent any representation or warranty of the Seller and the Stockholder speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct as of such date), except in each case for any inaccuracy in any representation or warranty that, individually or in the aggregate, would not have a Material Adverse Effect. Solely for purposes of this Section 6.1(a), any representation or warranty of the Seller and the Stockholder that is qualified by “materiality” or “Material Adverse Effect” will be read as if such qualifier were not present.

(b) Performance of Covenants. All of the covenants and obligations that the Seller or the Stockholder is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects.

(c) Consents. Each of the Governmental Authorizations and Consents listed in Section 6.1(c) of the Seller Disclosure Schedule must have been obtained and must be in full force and effect.

(d) Assignment of Contracts. Each of the contracts listed on Section 6.1(d) of the Seller Disclosure Schedule must have been executed by the assignor and assigned to Purchaser and be in full force and effect, and evidence of such assignment must have been delivered to Purchaser on or before the Closing Date.

(e) Certain Documents Received Prior to Date of This Agreement. Each of (i) the estoppel certificate from the tenant under the Compass Lease Agreement and (ii) the consent and release from Wells Fargo Bank, N.A., releasing Seller from its obligations under that certain Negative Pledge Agreement dated as of February 27, 2009, between the Seller and Wells Fargo Bank, N.A. and releasing any Encumbrance that such Person may have with respect to the Purchased Assets, shall be in full force and effect and shall not have been amended or revoked.

(f) Title Insurance. The Purchaser will have received from a nationally recognized title insurance company (the “Title Company”) satisfactory to the Purchaser an American Land Title Association (ALTA) fee owner’s title insurance policy issued to the Purchaser (or such Affiliates of the Purchaser as the Purchaser may designate) with respect to each parcel of Owned Real Property set forth on Section 6.1(f) of the Seller Disclosure Schedule in each case in form and substance reasonably satisfactory to the Purchaser, together with endorsements reasonably requested by the Purchaser, including access, zoning, comprehensive and contiguity endorsements, in an amount determined by the Purchaser, insuring the Purchaser (or such Affiliates of the Purchaser as the Purchaser may designate) and issued as of the Closing Date by the Title Company, and such title policies shall show the Purchaser (or such Affiliates of the Purchaser as the Purchaser may designate) to have good and marketable fee simple title to each such Owner Real Property subject only to Permitted Encumbrances. The Seller will have delivered or caused to be delivered to the Title Company any affidavits or indemnities reasonably required by the Title Company in connection with the delivery of such title policies.

(g) Surveys. The Purchaser will have obtained an ALTA survey of each parcel of Owned Real Property set forth on Section 6.1(g) of the Seller Disclosure Schedule, dated within 30 days of the Closing Date, prepared by a certified or registered surveyor acceptable to the Purchaser and the Title Company and certified to the Purchaser (or such Affiliates of the Purchaser as the Purchaser may designate) and the Title Company, and such surveys shall not indicate any defects or conditions that would reasonably be expected to materially and adversely affect the Purchaser’s proposed use of or operations at such Owned Real Property or render title to the Owned Real Property unmarketable.

(h) No Encumbrances. The Owned Real Property shall be free and clear of any Encumbrances except for Permitted Encumbrances, and there shall be no Uniform Commercial Code Financing Statements of record as of a date no more than five (5) days before the Closing Date with respect to the Purchased Assets, other than those which will be discharged at the Closing.

(i) Owned Real Property. (i)There shall be no actual, threatened, or imminent change in the present zoning of the Owned Real Property or any part thereof, or any restrictions, limitations or regulations issued, proposed, under consideration or likely to be proposed by any Governmental Authorities having or asserting jurisdiction over the Owned Real Property or any portion thereof, which change, restriction, limitation or regulation would materially and adversely affect the Owned Real Property or the ownership thereof or the existing or future uses of the Owned Real Property or any portion thereof; (ii) Purchaser in consultation with its counsel and other experts shall have concluded that the Owned Real Property continues to comply in all respects with the certificate of occupancy of the Seller, a true and correct copy of which shall be provided to Purchaser promptly after the date of this Agreement; and (iii) the physical condition of the Owned Real Property shall be substantially the same on the Closing Date as on the date hereof, reasonable wear and tear excepted.

(j) Delivery of Materials. The Contract listed as item 28 of Section 3.3(a)(i) of the Seller Disclosure Schedule must have been executed by the assignor and assigned to Purchaser and be in full force and effect, and evidence of such assignment must have been delivered to Purchaser on or before the Closing Date, and in the event such Contract is not validly assigned to Purchaser prior to the Closing Date, Seller shall have delivered or cause to have delivered to such location as the Purchaser shall direct, all of the materials covered by that Contract, at the sole cost and expense of Seller.

(k) Termination of UAB Agreement. Seller shall have sent a written notice to UAB Research Foundation terminating the UAB Agreement, and evidence of such notice must have been delivered to Purchaser on or before the Closing Date.

(l) No Action. There must not be in effect any Law or Judgment that would, and there must not have been commenced or threatened any Proceeding that would be reasonably likely to, (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(m) No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect.

(n) Transaction Documents. The Seller must have delivered or caused to be delivered each document that Section 2.9(a) requires it to deliver.

Section 6.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (except to the extent any representation or warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date). Solely for purposes of this Section 6.2(a), any representation or warranty of the Purchaser that is qualified by “materiality” will be read as if such qualifier were not present.

(b) Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects.

(c) No Action. There must not be in effect any Law or Judgment that would, and there must not have been commenced or threatened any Proceeding, that would be reasonably likely to, (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d) Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.9(b) requires it to deliver.

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the Purchaser and the Seller;

(b) by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s or the Stockholder’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c) by the Seller (so long as neither the Seller nor the Stockholder is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;

(d) by the Purchaser if there has been a Material Adverse Effect since the date of this Agreement;

(e) by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(f) by the Purchaser or the Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement, including such a failure by the Stockholder in the event of a termination sought by the Seller, to comply fully with its obligations under this Agreement) on or before December 16, 2011.

Section 7.2 Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.27 (Brokers or Finders), 4.5 (Brokers or Finders), 8.3 (Confidentiality), 8.4 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8

ADDITIONAL COVENANTS

Section 8.1 Tax Matters.

(a) The Seller and the Purchaser will each pay in a timely manner one half of all applicable sales (including bulk transfer), use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller. The Seller will prepare, subject to the Purchaser’s reasonable approval (which approval will not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Purchaser will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Purchaser under applicable Law. The Purchaser’s preparation of any such Tax Returns will be subject to the Seller’s reasonable approval, which approval will not be unreasonably withheld or delayed. The Seller and the Purchaser will reasonably cooperate with each other to share information reasonably necessary for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.

(b) With respect to any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning on or after the Closing Date, in each case with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date. Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b). Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party. This Section 8.1(b) does not apply to Transfer Taxes, which are addressed under the provisions of Section 8.1(a).

Section 8.2 Excluded Liabilities. In addition to the Seller’s obligation to pay Taxes pursuant to Section 8.1, the Seller agrees to pay and perform when due all Excluded Liabilities, and in reliance on that promise, the parties have elected not to comply with the provisions of any bulk transfer or similar Law of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser. Notwithstanding any other provision of this Agreement, the Seller and the Stockholder acknowledge that this Agreement requires the Seller and the Stockholder to indemnify the Purchaser in accordance with Article 9 against any and all Losses as a result of noncompliance with any applicable bulk transfer Law, whether compliance with such Law is required on the part of the Seller and/or the Purchaser.

Section 8.3 Confidentiality.

(a) The parties agree to continue to abide by that certain Confidentiality Agreement between the Stockholder and the Purchaser dated January 19, 2011 (the “Confidentiality Agreement”). Beginning on the date of this Agreement, neither the Seller, the Stockholder nor any of its respective Affiliates will waive any right under any other nondisclosure agreement previously entered into by the Seller or the Stockholder and any other Person with respect to the evaluation of the sale of the Seller or any of its material properties or assets without the prior written consent of the Purchaser.

(b) From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information (as defined in the Confidentiality Agreement) that relates to the business of the Seller. From and after the Closing, the Seller and the Stockholder will, and will cause each of their respective Affiliates and their respective directors, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, (i) the Confidential Information and (ii) any information, in whatever form or medium, concerning the business affairs of the Purchaser or any of its Affiliates provided by Purchaser or any of its Affiliates or any of their respective directors, officers, stockholders, employees, agents, consultants or other advisors and representatives.

(c) Except as contemplated by Section 8.4, the Purchaser, the Seller and the Stockholder will not, and the Purchaser, the Seller and the Stockholder will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent (A) reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, or (B) required under applicable Law (including the Securities Exchange Act of 1934) or under the rules and regulations of any national securities exchange, (iii) as permitted in accordance with Section 8.3(d), or (iv) as required by financial statement disclosure. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.3(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons. The Purchaser acknowledges that the Stockholder will be required to file this Agreement with the United States Securities and Exchange Commission.

(d) If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 8.4 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines after consultation with the Seller. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Seller will be informed of the transactions contemplated by this Agreement, and each party has the right to be present for any such communication.

Section 8.5 Assistance in Proceedings. From and after the Closing, at the reasonable request of any party hereto and subject to customary confidentiality restrictions, the other party will and will cause its Affiliates to cooperate with the party contesting or defending and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Seller or its business, all at the sole cost and expense of the contesting or defending party (unless the contesting and defending party is entitled to indemnification therefor under Article 9).

Section 8.6 Privileges. The Seller acknowledges that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities. The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. Further, each party to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Faegre & Benson LLP (or any successor firm) has served and may serve as counsel to Stockholder and its Affiliates (collectively, the “Stockholder Group”), on the one hand, and the Seller, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and any Ancillary Agreement in connection with the sale of the Purchased Assets, and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby or thereby, Faegre & Benson LLP (or any successor firm) may serve as counsel to the Stockholder Group or any director, officer, employee or Affiliate of the Stockholder Group in connection with any litigation, claim or obligation arising out of or relating to this Agreement and any Ancillary Agreement in connection with the sale of the Purchased Assets, and the consummation of the transactions contemplated hereby and thereby, or any other matter notwithstanding such representation (or any continued representation) of the Seller. The Seller and the Purchaser (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate. The Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets. The Seller will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.

Section 8.7 Noncompetition.

(a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each of the Seller and Stockholder will not, and each of the Seller and Stockholder will cause its respective Affiliates not to, directly or indirectly, (i) engage in the Restricted Business, anywhere in the world or (ii) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, owner, principal, co-venturer, investor, consultant, agent, manager, advisor, contractor or otherwise, any Person that is engaged or planning to become engaged in the Restricted Business; provided, however, that, for the purposes of this Section 8.7, (A) Permitted Investments of the Seller and the Stockholder will not be deemed to be in violation of this Section 8.7 and (B) this Section 8.7 shall not bind any Person that acquires or agrees, offers, seeks or proposes to acquire (by merger, tender offer, purchase or otherwise), ownership of substantially all of the Stockholder’s assets, businesses or voting stock, so long as such Person is already engaged in the Restricted Business prior to such acquisition, and such Person and the Stockholder each agrees that after the acquisition, the Stockholder and the business of the Stockholder shall continue to observe the terms and requirements of this Section 8.7, and such Person and the Stockholder each agrees to implement appropriate firewalls and other separation methods so that no Confidential Information or Know-how concerning the Seller’s business is disclosed to any such Person.

(b) The Restricted Period will be extended by the length of any period during which the Seller or any of its Affiliates is in breach of the terms of this Section 8.7.

Section 8.8 Nonsolicitation.

(a) Unless otherwise agreed to in writing by the Purchaser, during the Restricted Period, the Seller will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Seller will cause its Affiliates not to, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) call upon any Hired Employee or any individual who is, at the time the individual is called upon, an employee of the Purchaser or any of its Affiliates in the pharmaceutical polymer product division, for the purpose or with the intent of soliciting such employee away from or out of the employ of the Purchaser or its Affiliates, or employ or offer employment to any individual who was or is employed by the Purchaser or its Affiliates in the pharmaceutical polymer product division, unless such individual will have ceased to be employed by the Purchaser and its Affiliate for a period of at least six months prior thereto, or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the business acquired from the Seller pursuant to this Agreement to cease or reduce the extent of its business relationship with the business acquired from the Seller pursuant to this Agreement or to deal with any competitor of the business acquired from the Seller pursuant to this Agreement.

(b) This Section 8.8 will not be deemed to prohibit the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Purchaser.

Section 8.9 Use of Name. From and after the Closing, the Seller will not, and will cause its Affiliates not to, directly or indirectly, use or do business, or assist any third party in using or doing business, under the “Lakeshore Biomaterials”, “Brookwood Pharmaceutical”, “FormEZE”, “Surmodics

Biomaterials”, “CoPhase”, “ProPhase”, “TheraPhase” or any of the other trade names and trade and service marks that were associated with the Seller’s business (with the exception of “SurModics”) or by another name similar to such names and marks.

From and after the Closing until six months after the Closing Date, Seller shall cause its websites surmodicspharma.com, surmodicspharmaceuticals.com and surmodicsbiomaterials.com to point traffic to Purchaser’s site for the business formerly conducted by the Seller. In addition, until the sixth month anniversary of the Closing Date, surmodics.com shall bear a link on the landing page and other relevant pages to Purchaser’s website with text reasonably acceptable to Purchaser to direct traffic concerning the Seller’s business to Purchaser’s site for the Seller’s business.

Except for the uses of “Surmodics Pharma”, “Surmodics Pharmaceuticals” and “Surmodics Biomaterials set forth above, Seller shall cease using “Pharmaceuticals”, “Biomaterials” or “Pharma” in its Surmodics Pharmaceutical or Surmodics Biomaterials trade name and domain name and within 90 days after Closing shall change such names to eliminate Pharmaceuticals, Pharma and Biomaterials or replace it with another word not confusingly similar with any of the names or marks associated with the business formerly conducted by the Seller. Except as set forth above and except for historical references required by disclosure requirements of the Stockholder in public filings with the United States Securities and Exchange Commission, neither Seller nor any Affiliate of Seller shall use “Pharmaceuticals”, “Biomaterials” or “Pharma” together with SurModics in its corporate name or domain name.

In addition, Purchaser shall have the right to use the names “SurModics Pharmaceuticals” and “SurModics Pharma” solely (i) in making reference to Seller to inform customers, vendors, contractors and other relevant parties that the business and operations of Seller have been transferred to Purchaser and (ii) for a transition period of six months, in the conduct of the purchased business on product, packaging, documentation, labeling, and customer, regulatory and other communications.

Section 8.10 Reports and Returns. The Seller will promptly after the Closing prepare and file all reports and returns required by applicable Laws relating to the business of the Seller as conducted using the Purchased Assets through the Closing.

Section 8.11 Access to Records. After the Closing, the Purchaser will retain for a period consistent with the Purchaser’s record retention policies and practices (which shall not be shorter than six years) those records included in the Purchased Assets delivered to the Purchaser. The Purchaser also will provide the Seller and its employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns, deal with Tax audits or defend or pursue any action, suit or proceeding, defend or pursue indemnification matters hereunder, enforce or pursue any continuing rights or obligations of Stockholder under the Brookwood Purchase Agreement, or address other Tax, accounting, finance or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority. After the Closing, the Seller will, and will cause each of its Affiliates and its and its Affiliates’ respective employees, agents, consultants and other advisors and representatives to, provide the Purchaser and its employees, agents, consultants and other advisors and representatives reasonable access to, copies of and use of records that are or that relate to Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by the Purchaser in such notice, including, without limitation, access to, copies of and use of such records that are required by Purchaser to comply with applicable Law.

Section 8.12 Refunds and Remittances. If the Seller (or any of its Affiliates), on the one hand, or the Purchaser (or any of its Affiliates), on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party. Until the third anniversary of the Closing Date, the Purchaser will provide the Seller with quarterly reports to the extent that any accounts receivable of the Seller are collected by the Purchaser or any of its Affiliates. Seller and Stockholder shall cooperate and provide, in a timely manner, such information as reasonably requested by Purchaser to give effect to the provisions of this Section 8.12.

Section 8.13 Customer Inquiries. After the Closing, the Seller and the Stockholder will promptly notify the Purchaser of each inquiry that it or any of its Affiliates receives relating to the business acquired from the Seller pursuant to this Agreement from an existing customer of such business or any other Person that expressly states its desire to explore a commercial relationship with such business.

Section 8.14 Further Assurances. (a) Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (i) to furnish, or cause to be furnished, upon request to each other such further information, (ii) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (iii) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, Seller and Stockholder shall execute the documentation necessary with respect to the transfer to Purchaser of, or the letter of authorization of Purchaser to reference, the Type IV DMF/VMFs, the MAFs or access the applicant’s (open) part of the other master files. Applicable external costs shall be borne by the Purchaser. The parties agree that for the interim period between the Closing Date and the date of recording of the Purchaser as registered beneficiary of the DMF/VMFs and the MAFs, the parties shall treat each other as if the Purchaser would already have been recorded as registered beneficiary of the Type IV DMF/VMFs and the MAFs as of the Closing Date but Seller shall maintain the DMF/VMFs and MAFs, including with respect to timely submissions of annual updates, and shall update any and all such master files prior to Closing to the extent such update would be performed in the ordinary course of business consistent with the Seller’s past practices. From and after the Closing, the Purchaser will permit the Seller reasonable access through a letter of authorization or access to the applicant’s (open) part of the master files during normal business hours and on at least three Business Days’ prior written notice, to the Type IV DMF/VMFs and the MAFs that are included in the Purchased Assets (but not submissions by Purchaser of DMF/VMFs and MAFs after the Closing Date) to support the ongoing regulatory obligations of the Seller for any program or products other than Drug Delivery Products solely as required for its current supply agreements. The Seller shall have the right to reference and quote such material for any products other than Drug Delivery Products solely as required for its current supply agreements.

Section 8.15 Employees and Employee Benefits.

(a) The Purchaser shall offer employment to all employees employed by the Seller as of immediately prior to the Closing Date. The Seller will use all commercially reasonable efforts to cause its employees to cooperate with the Purchaser and to make available their employment services to the Purchaser pursuant to the Transition Services Agreement. Each such offer letter shall set forth the basic terms of employment, including initial base salary or hourly wage compensation and any incentive compensation (if applicable). The Purchaser shall offer employee benefit programs and fringe benefits that are generally made available by Purchaser to similarly situated employees of Purchaser, in accordance with the terms of the Purchaser’s applicable programs or fringe benefits as in effect from time to time. Subject to applicable Law, the Purchaser will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Seller, for the purpose of preparing for and conducting employment interviews with any or all of the Seller’s employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by the Seller upon reasonable prior notice during normal business hours. The Purchaser will provide the Seller from time to time with a list of each of the Seller’s employees who accepts such offer (collectively, the “Hired Employees”), with such employment to be effective as of immediately after the close of business on the date selected by the Purchaser but in no event later than December 31, 2011 (for each Hired Employee, the Hired Employee’s “Hire Date”). Effective as of the close of business on the date immediately before each Hired Employee’s Hire Date, the Seller will terminate the employment of each such Hired Employee. Effective as of the close of business on the expiration date of the Transition Services Agreement, the Seller shall terminate the employment of any other employee of Seller who does not become a Hired Employee. Prior to the Closing Date, the Seller shall inform its employees in writing that an employee of Seller who is extended an offer of employment by the Purchaser shall not be entitled to any severance payments or benefits, regardless of whether the offer of employment is accepted by the employee. In addition, from the date of this Agreement until the Hire Date, Seller shall not modify or amend any current terms of employment or adopt or implement any new employment terms in respect of any of Hired Employees without the prior written consent of Purchaser. During the one year period commencing on the date of each such termination of employment by the Seller, each of the Seller and the Stockholder agrees not to, directly or indirectly, and each of the Seller and the Stockholder will cause it Affiliates not to, directly or indirectly, employ or offer to employ any employee of the Seller, including any Hired Employee, who was terminated by the Seller.

(b) The Purchaser will provide to each Hired Employee (and their dependants) wages, and health and welfare employee benefits and similar benefits, that are, in the aggregate, substantially similar to the wages, health and welfare employee benefits and similar benefits received by such Hired Employees (and their dependants) from the Stockholder or the Seller, and their respective Affiliates, immediately prior to the execution of this Agreement; provided, however, that any Hired Employee shall, for a period of at least one year after the Closing Date, be provided with severance pay and benefits that are at least as favorable as the severance pay and benefits that were provided by the Seller to each such Hired Employee pursuant to the terms of the Seller’s severance program as published by the Seller as an excerpt in the Seller’s Employee Handbook dated February 7, 2011, and the amount of any severance pay and benefits to which a Hired Employee is entitled during this one year period only shall be based on such Hired Employee’s years of service as recognized by the Seller; provided, further, that a Hired Employee shall be eligible to receive such severance pay and benefits only if he or she is an employee of Purchaser after the Hire Date and only if his or her employment is terminated by the Purchaser as part of a reduction in force, reorganization, or job elimination after the Hire Date. Notwithstanding the foregoing, if any employee employed by the Seller as of immediately prior to the Closing Date rejects the Purchaser’s offer of employment for any reason whatsoever, or if Seller terminates the employee’s employment prior to the Hire Date, the Purchaser shall not be liable for any severance pay or benefits that may be triggered under the Seller’s severance program. Section 8.15(b) of the Seller Disclosure Schedule sets forth the potential severance costs for each employee of Seller, including for each employee the following information: (i) name, (ii) job title, (iii) years of service or hire date, (iv) base salary (as of October 1, 2011), and (v) estimated severance cost. Without limiting any obligation already existing, for purposes of eligibility, vesting and entitlement to vacation, paid time off and similar benefits (excluding severance benefits), the Purchaser will cause each Hired Employee to be given full credit under the health and welfare employee benefits and 401(k) plan (but not under any severance plan, or defined benefit pension or other retirement benefits) of the Purchaser and its Affiliates after Closing for such employee’s service with the Seller, the Stockholder or their respective Affiliates (including any predecessor organization) before Closing

(including the full carry over to such benefits of any earned, but unused, time or pay with respect to the foregoing.) Each Hired Employee shall be eligible to participate in the Purchaser’s severance plan as of his or her Hire Date; provided, however, that except as provided above Purchaser will not recognize prior service with Seller in determining the amount of severance benefits payable to any Hired Employee, and severance benefits shall be determined based solely on a Hired Employee’s service with Purchaser as of the Closing Date. The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement.

(c) Except for any employment agreements entered into in connection with the transaction contemplated hereby, it is understood and agreed that (i) the Purchaser’s offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of the Purchaser to a post-Hire Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment and (ii) employment offered by the Purchaser is “at will” and may be terminated by the Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Purchaser or an employee and applicable Laws governing employment). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Hire Date, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d) The Seller and the Stockholder, jointly and severally, shall pay to the Seller’s employees (i) as soon as practicable after completion of the audit of the Seller’s financial statements for the fiscal year ended September 30, 2011, any payments earned or accrued under the Stockholder’s short-term incentive plan for such fiscal year, and (ii) any retention bonus payments earned or accrued through and including each of (A) the Closing Date and (B) December 31, 2011 (notwithstanding any later date fixed for such payment) by the Seller’s employees under the terms of that certain letter dated December 22, 2010 describing the retention program for all applicable employees of the Seller, in the case of clause (A), by the due date of such payments, and in the case of clause (B), by December 31, 2011. Section 8.15(d) of the Seller Disclosure Schedule sets forth the payments earned or accrued under the Stockholder’s short-term incentive plan for such fiscal year and the retention bonus payments that may be owed to each applicable employee as of the Closing Date and that may be owed to each applicable employee as of December 31, 2011 pursuant to the December 22, 2010 letter describing such retention bonus program. Except as described in the Transition Services Agreement, the Seller will be solely responsible for all Liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment by the Seller of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any retention bonus, termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of the Seller or any ERISA Affiliate, (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, or other cash compensation (including deferred compensation) earned during such employee’s employment with the Seller, or (iv) payments required under the WARN Act as a result of the Seller’s termination of the employment of such employees (but only if the Purchaser complies with its covenant in Section 8.15(a) to offer employment to all employees employed by the Seller as of immediately prior to the Closing Date). In addition, except as provided in the Transition Services Agreement, from and after the Closing, the Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before each Hired Employee’s Hire Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before each Hired Employee’s Hire Date).

(e) Each Hired Employee who is a participant in the Seller Plans that are pension plans as defined in Section 3(2) of ERISA will retain their accrued benefits and account balances under such Seller Plans as of each such Hired Employee’s Hire Date. The Seller (or the applicable Seller Plan) will retain sole liability for the payment of benefits and account balances under any Seller Plan that is a defined benefit plan as defined in Section 3(35) of ERISA as and when such Hired Employees become eligible for them under such defined benefit plan. The Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits and account balances under each Seller Plan that is a pension plan as of the Closing Date. The Seller shall cooperate with the Purchaser in effecting a trustee-to-trustee transfer of plan assets, including outstanding loans and promissory notes evidencing such loans, attributable to Hired Employees under Seller’s 401(k) plan as soon as practicable after all Hired Employees cease to provide services under the Transition Services Agreement to a 401(k) plan sponsored by the Purchaser.

Section 8.16 Customers of Distributors. After the Closing, the Seller and the Stockholder will provide to Purchaser at Purchaser’s request any and all information that Seller and/or Stockholder have concerning the customers of the distributors used or involved in the Seller’s business, including volume and sales price information and other commercial terms.

Section 8.17 Agreements Regarding the Brookwood Purchase Agreement.

(a) The Purchaser acknowledges that the transactions contemplated by this Agreement may be deemed to constitute a “Sales Transaction” (as defined in Section 2.5(c) of the Brookwood Purchase Agreement) and therefore expressly agrees to assume all of the obligations of the Stockholder under Sections 2.4 and 2.5 of the Brookwood Purchase Agreement. Such assumption shall be effected by the Purchaser’s agreement to deliver to the Stockholder, within five Business Days following the Stockholder’s request therefor, funds equal to the amount of any milestone payments that the Stockholder is required to pay to SRI pursuant to Sections 2.4(b)(i) and 2.4(b)(iii) of the Brookwood Purchase Agreement. In connection therewith, no later than five Business Days after the end of the fiscal quarter ending December 31, 2011, the Purchaser will deliver to the Stockholder a schedule in reasonable detail, setting forth which, if any, of the milestones described in Sections 2.4(b)(i) and 2.4(b)(iii) of the Brookwood Purchase Agreement have been achieved from the Closing Date to December 31, 2011. The Stockholder will then deliver such schedule and any required payment to SRI in accordance with Section 2.4(c) of the Brookwood Purchase Agreement.

(b) The Purchaser agrees to deliver funds to the Stockholder so that the Stockholder can meet its obligations under the Brookwood Purchase Agreement to pay SRI for any revenue sharing obligations arising from and after the Closing with respect to “Intellectual Property Income” (as defined in the SRI Awards Policies) derived from the use of any of the Acquired IP that is earned in connection with (i) any Existing Customer Program set forth on Schedule 3.13(j) of the Seller Disclosure Schedule (including any related license agreement), or (ii) any future customer program (including any amendments or modifications to any customer program) entered into after the Closing Date, but in each case, only to the extent such revenue sharing obligations are Cash Neutral Payments (including in the determination of Cash Neutral Payments, for purposes of clause (ii) only, the fair market value of any non-cash consideration received by the Purchaser directly in connection with such customer program in lieu of the cash consideration that otherwise would have been received by Purchaser) and up to the Maximum Revenue Sharing Percentage.

(c) Notwithstanding anything to the contrary in Section 8.17(b), the Purchaser has no obligation to pay the Stockholder with respect to Intellectual Property Income derived from the use of any Acquired IP:

(i) that was created or developed on or after May 19, 2004;

(ii) unless and until a patent has been issued with respect to such Acquired IP (and, thereafter, Purchaser shall be so obligated only with respect to revenues derived from the use of such patent);

(iii) after the expiration of the patent issued with respect to such Acquired IP; or

(iv) that was generated from project related services, including, without limitation, feasibility studies, manufacturing services, and product development services.

(d) No later than 30 days after the end of each fiscal quarter of the Purchaser, the Purchaser will deliver to the Stockholder a schedule in reasonable detail, setting forth any payments that will be required to be made pursuant to Section 8.17(b) as of such date, along with such payment. The Stockholder will then deliver such payments in accordance with the Brookwood Purchase Agreement.

(e) Nothing in this Section 8.17 shall be deemed an assignment by the Stockholder or the Seller of any of its rights, interests or obligations under the Brookwood Purchase Agreement.

Section 8.18 Destruction of Confidential Information. Promptly following the public announcement of this Agreement pursuant to Section 8.4, the Stockholder and Seller will request that each potential purchaser of any part of the Seller’s business, whether by merger, stock sale, asset sale, or otherwise, destroy all Confidential Information made available to such potential purchaser, and will request that each such potential purchaser confirm in writing that all such Confidential Information has been destroyed in accordance with the confidentiality agreement entered into between such purchaser and Stockholder and/or Seller. The Stockholder and Seller shall use their respective best efforts to obtain confirmation within 30 days of their request to such potential purchaser.

Section 8.19 Data Room Documents. At the request of the Purchaser, Seller shall send or cause to send to Purchaser copies of the documents in the Seller’s electronic data room as of the Closing Date via CD-Rom or other electronic form. The Purchaser shall reimburse the Seller for the Seller’s out-of-pocket costs incurred in connection with this Section 8.19.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification by the Seller and the Stockholder. Subject to the limitations expressly set forth in this Article 9, the Seller and the Stockholder, jointly and severally, will indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any breach of any representation or warranty or other statement of the Seller or the Stockholder contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or the Stockholder pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller or the Stockholder contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or the Stockholder pursuant to this Agreement or any Ancillary Agreement;

(c) any claim for contingent consideration asserted under (i) Sections 2.4 and 2.5 of the Brookwood Purchase Agreement, or (ii) Section 3.2(c) of the PR Purchase Agreement but only to the extent that such claim is asserted on or before the fifth anniversary of the Closing Date;

(d) the matter disclosed as Item 1 on Section 3.20(a) of the Seller Disclosure Schedule;

(e) any Losses relating to or arising out of any claims by current or former employees of SRI, the Seller or the Stockholder under the SRI Awards Policies or the Patent Award Program, except for those Liabilities to be paid by the Purchaser under Section 8.17(b);

(f) any Excluded Liability;

(g) (i) the failure of any of the Purchased Assets to be validly transferred to Purchaser, or (ii) any third-party challenge to the transfer of the Purchased Assets to Purchaser;

(h) any Losses arising, directly or indirectly, in whole or in part, out of (i) the presence on or under the Owned Real Property of any Hazardous Substances, or any releases or discharges of any Hazardous Substances on, under or from the Owned Real Property except to the extent caused by Purchaser, or (ii) any activity carried on or undertaken on or off the Owned Real Property, whether by Seller or any predecessor in title or any employees, agents, contractors, or subcontractors of Seller or any predecessor in title, or any third persons (except Purchaser) at any time occupying or present on the Owned Real Property prior to the Closing Date, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substances; and

(i) any Proceedings or assessments incidental to any of the matters set forth in clauses (a) through (h) above.

For purposes of this Section 9.1, any breach of any representation or warranty, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification; provided, however, that this paragraph shall not apply to any claimed breach of any representation or warranty in Section 3.5, 3.10 (item (ii) of first sentence only) and 3.29.

Section 9.2 Indemnification by the Purchaser. Subject to the limitations expressly set forth in this Article 9, the Purchaser will indemnify and hold harmless the Stockholder, the Seller and their respective Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of, relating to or resulting from any of the following:

(a) any breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(c) any Assumed Liability, other than any Losses for which the Stockholder and the Seller are obligated to provide indemnification under Section 9.1;

(d) ownership or operation of the Purchased Assets from and after the Closing Date, other than any Losses for which the Stockholder and the Seller are obligated to provide indemnification under Section 9.1, but only to the extent that such claim is asserted on or before the third anniversary of the Closing Date; and

(e) any Proceedings or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

For purposes of this Section 9.2, any breach of any representation or warranty, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.

Section 9.3 Claim Procedure.

(a) A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item and the basis for each such disputed item.

(c) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.

(e) If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f) Any indemnification of the Purchaser Indemnified Parties pursuant to Section 9.1(c)(i) will first be satisfied by payment from the Escrow Fund until the associated funds contained in the Escrow Fund are exhausted or released, and then directly by the Seller and the Stockholder, jointly and severally, by wire transfer or immediately available funds from the Seller or the Stockholder to an account designated by the Purchaser.

(g) Any indemnification of the Seller pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Seller.

(h) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).

Section 9.4 Third Party Claims.

(a) If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b) Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party.

However, if the Seller or the Stockholder are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d) Neither the Indemnifying Party nor the Indemnified Party will agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written consent of the other party, which consent the other party will not unreasonably withhold or delay. Neither the Indemnified Party or the Indemnifying Party will have any Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent.

Section 9.5 Survival of Representations and Warranties.

(a) All representations and warranties contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 18 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Matters); 3.17 (Employment and Labor Matters), 3.18 (Environmental, Health and Safety Matters) and 3.19 (Compliance with Laws, Judgments and Governmental Authorizations) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions and (ii) the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership), 3.11 (first sentence only) (Title to Assets), 3.12(c) (Real Property) (as to title only), 3.13(a), 3.13(b)(i) and 3.13(d) (Intellectual Property) (as to title only), 3.27 (Brokers or Finders), 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers or Finders) (collectively, the “Special Representations”) will survive indefinitely.

(b) All claims for indemnification under Section 9.1(a) or Section 9.2(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 9.5(a), either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 9.6 Limitations on Liability.

(a) Neither the Seller and the Stockholder (on the one hand) nor the Purchaser (on the other hand) is liable under Section 9.1(a) (and Section 9.1(i) to the extent relating thereto) or Section 9.2(a)

(and Section 9.2(e) to the extent relating thereto) unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable thereunder exceed $250,000 (at which point the Seller, the Stockholder or the Purchaser, as applicable, is liable only for Losses in excess of that sum).

(b) Neither the Seller and the Stockholder (on the one hand) nor the Purchaser (on the other hand) is liable under Section 9.1(a) (and Section 9.1(i) to the extent relating thereto) or Section 9.2(a) (and Section 9.2(e) to the extent relating thereto) for aggregate Losses in excess of $3,000,000.

(c) The limitations in Sections 9.6(a) and (b) do not apply to the following:

(i) claims under Section 9.1(a) relating to a breach of any Special Representation, or any of the representations and warranties set forth in 3.15 (Tax Matters), 3.16 (Employee Benefit Matters), 3.17 (Employment and Labor Matters), 3.18 (Environmental Health and Safety Matters) or 3.19 (Compliance with Laws, Judgments and Governmental Authorizations) (and Section 9.1(i) to the extent relating thereto); and

(ii) claims under Section 9.2(a) relating to a breach of any Special Representation (and Section 9.2(e) to the extent relating thereto).

(d) The Seller and the Stockholder are not liable under this Article 9 for aggregate Losses in excess of the Purchase Price; provided, however, that there shall be no limitation on the liability of the Seller and the Stockholder under Section 9.1(e) (and Section 9.1(i) to the extent relating thereto).

(e) The Purchaser is not liable under this Article 9 for aggregate Losses in excess of $3,000,000; provided, however, that there shall be no limitation on the liability of the Purchaser under Section 9.2(b) (and Section 9.2(e) to the extent relating thereto) and no limitation on time in which to assert a claim thereunder, in each case, to the extent, and only to the extent, arising out of relating to, or resulting from the nonfulfillment, nonperformance, or other breach of any covenant or agreement of the Purchaser in Section 8.17(b).

(f) From and after the Closing, the parties’ respective rights to indemnification under this Article 9 are the parties’ sole and exclusive remedies for money damages under this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement and any certificate, instrument or other document delivered by or on behalf of a party pursuant to this Agreement or any Ancillary Agreement.

(g) Each party will use its reasonable best efforts to mitigate any Loss for which such party is or may become entitled to be indemnified hereunder, including diligently pursuing and attempting to identify and recover all insurance proceeds under each applicable insurance policy.

(h) The obligations of each Indemnifying Party hereunder regarding any Loss will be reduced, including retroactively, by the amount of insurance proceeds actually received by the Indemnified Party regarding such Loss (including under title insurance policies). Any Loss for which the Stockholder or the Seller would otherwise be obligated to provide indemnification hereunder will be offset to the extent the Purchaser receives insurance proceeds with respect to such Loss pursuant to Section 2.1(l).

(i) Any Loss for which the Stockholder or the Seller would otherwise be obligated to provide indemnification hereunder will be offset to the extent such Loss is reflected in the adjustments to the Initial Purchase Price under Section 2.6.

(j) Each party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Law (unless otherwise directed by a Governmental Authority).

(k) Nothing in this Agreement will limit the Liability of a party to the other party for fraud or willful misconduct.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller or the Stockholder:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota 55344-3523

USA

Attention: Gary R. Maharaj

Facsimile No.: (952) 500-7001

and with a copy (which will not constitute notice) to:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota 55344-3523

USA

Attention: Bryan K. Phillips

Facsimile No.: (952) 500-7001

with a copy (which will not constitute notice) to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

USA

Attention: Michael A. Stanchfield

Facsimile No.: (612) 766-1600

If to the Purchaser:

Evonik Industries AG

Kirschenallee

64293 Darmstadt

Germany

Attention: Dr. Jean-Luc Herbeaux

Facsimile No.: +49 6151 18 843553

and

Evonik Degussa Corporation

299 Jefferson Road

Parsippany, New Jersey 07054-0677

USA

Attention: Gregory Mulligan, Esq.

Facsimile No.: (973) 929 8850

with a copy (which will not constitute notice) to:

Evonik Industries AG

Rellinghauser Str. 1-11

45128 Essen

Germany

Attention: Dr. Melanie Flessner

Facsimile No.: +49 201 177 4039

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

1411 Avenue of the Americas

New York, New York 10036

USA

Attention: Roslyn Tom, Esq.

Facsimile No.: (212) 310 1771

Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement (and there is no other representation, warranty, covenant or agreement of any party regarding such subject matter). Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.3.

Section 10.5 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that neither Seller nor the Stockholder may assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable. Certain information is contained in the Seller Disclosure Schedule solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter contained in any section of the Seller Disclosure Schedule or any representation or warranty in a manner that makes its relevance to one or more other sections of the Seller Disclosure Schedule, or representations or warranties readily apparent will be deemed to have been appropriately included in each such other section of the Seller Disclosure Schedule, or representation and warranty.

Section 10.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.9 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York shall govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.11 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.12 Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

Section 10.13 Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Purchaser, on the one hand, and the Seller and the Stockholder, on the other hand. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14. For purposes of this Section 10.14, the Purchaser will be considered one party, and the Seller and the Stockholder will be considered one party.

Section 10.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

EVONIK DEGUSSA CORPORATION

By:	/s/ Jean-Luc Herbeaux
Name: Jean-Luc Herbeaux
Title: Head of Business Line Health Care

By:	/s/ Tobias Gwisdalla
Name: Tobias Gwisdalla
Title: Vice President
Portfoliomanagement and M & A

SURMODICS PHARMACEUTICALS, INC.

By:	/s/ Bryan Phillips
Name: Bryan Phillips
Title: Vice President

SURMODICS, INC.

By:	/s/ Gary R. Maharaj
Name: Gary R. Maharaj
Title: President and CEO

[Signature Page to the Asset Purchase Agreement]